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                                                                    EXHIBIT 10.1

                            ASSET PURCHASE AGREEMENT

       THIS AGREEMENT ("Agreement") is made and entered into as of the 18th day of November, 1997, by and among American Information Systems, Inc., a Delaware corporation ("Purchaser"), Business Records Corporation, a Delaware corporation ("Seller") and BRC Holdings, Inc., a Delaware corporation and parent corporation of Seller ("Seller's Shareholder").

                             W I T N E S S E T H :

       WHEREAS, among other businesses, Seller is engaged in the business (the "Election Business") of selling products and services to governmental election jurisdictions for use in conducting elections for public office;

       WHEREAS, Purchaser desires to purchase certain assets of the Election Business, subject only to certain Liabilities of Seller to be assumed by Purchaser, and Seller desires to transfer such assets to Purchaser in return for the consideration specified and on the terms and subject to the conditions set forth in this Agreement; and

       WHEREAS, as a condition to purchasing assets of the Election Business, Purchaser shall require that it be able to acquire or license certain other assets of the Election Business to be sold by Seller to a third party purchaser concurrently with the closing of the sale under this Agreement.

       NOW, THEREFORE, in consideration of the premises and mutual promises herein made and the representations, warranties and covenants herein contained, and intending to be legally bound, the parties hereto agree as follows.

                                   ARTICLE 1.
                                  DEFINITIONS

       1.1    CERTAIN DEFINITIONS.   As used in this Agreement, the following
terms shall have the respective meanings ascribed to them in this Section:

              (a) "Accounts Receivable" means all account receivables of the Election Business other than those constituting Excluded Assets.

              (b) "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, claims, injunctions, judgments, orders, decrees, damages, penalties, costs, amounts paid in settlement and fees, including court costs and reasonable attorneys' fees and expenses.

              (c) "Affiliate" of any Person means any Person, directly or indirectly controlling, controlled by or under common control with such Person.

              (d)    "AISI" has the meaning specified in Section 6.6.


              (e)    "Assigned Contracts" has the meaning specified in Section
       2.3.

              (f)    "Assumed Liabilities" has the meaning specified in Section
       2.5.
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              (g)    "Auditor" means Price Waterhouse, LLP, (Dallas, Texas
       office) or any firm of independent public accountants hereinafter designated by Seller for purposes of this Agreement.

              (h) "Authority" means any U.S. federal, state, local or foreign court or governmental or regulatory agency or authority.

              (i) "Berkeley Facility" shall mean the premises leased by Seller located at 1001 East Shore Highway, Berkeley, California 94704.

              (j)    "Berkeley Leases" has the meaning specified in Schedule
       2.2(o).

              (k) "Book Value of Election Business" has the meaning specified in Section 2.9(a).

              (l)    "BRC License Agreement" has the meaning specified in
       Section 6.7.

              (m)    "Cash" has the meaning specified in Section 2.7(a).

              (n)    "Closing" has the meaning specified in Section 2.8(a).

              (o)    "Closing Date" has the meaning specified in Section
       2.8(a).

              (p) "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

              (q) "Code" means the Internal Revenue Code of 1986, as amended.

              (r)    "Collateral Agreements" has the meaning specified in
       Section 2.7(b).

              (s)    "Confidential Information" has the meaning specified in
       Section 10.1.

              (t)    "Contracts" has the meaning specified in Section 2.1(h).


              (u) "Draft Effective Date Balance Sheet" has the meaning specified in Section 2.9(b).

              (v)    "Effective Date" has the meaning specified in Section
       2.8(a).

              (w) "Effective Date Balance Sheet" has the meaning specified in Section 2.9(c).

              (x) "Election Business" has the meaning specified in the first recital of this Agreement.

              (y) "Election Business Contracts" means all Purchased Contracts and Op-Scan Contracts.

              (z) "Election Business Equity Amount" has the meaning specified in Section 2.9(a).





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              (aa)   "Election Business Financial Statements" has the meaning
       specified in Section 3.6.

              (bb) "Employee" means any employee of Seller or any Affiliate of Seller as of the date hereof that performs services primarily for the Election Business other than the employees stationed at the Berkeley Facility that perform services primarily in connection with the Op-Scan Business and continues to be so employed on the Closing Date.

              (cc) "Employee Benefit Plan" means any (i) nonqualified pension, profit sharing, deferred compensation, stock purchase, stock option, incentive, bonus, severance, retirement or any other type of employee benefit plan, program or arrangement which is an Employee Pension Benefit Plan; (ii) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan; (iii) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan); or
       (iv) Employee Welfare Benefit Plan or material fringe benefit plan or program.

              (dd) "Employee Pension Benefit Plan" has the meaning set forth in Section 3(2) of ERISA.

              (ee) "Employee Welfare Benefit Plan" has the meaning set forth in Section 3(1) of ERISA.

              (ff) "Environmental Laws" means all of the following as in effect on the Closing Date: the Comprehensive Environmental Response Compensation and Liability Act of 1980 and the Resource Conservation Recovery Act of 1976, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges of any Authority thereunder) concerning pollution or protection of the environment, including, but not limited to, laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants or chemical, industrial, hazardous or toxic materials or wastes into ambient air, surface water, ground water or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or chemical, industrial, hazardous or toxic materials or wastes.

              (gg)   "Equipment" has the meaning specified in Section 2.1(a).

              (hh)   "Equipment Leases" has the meaning specified in Section
       2.1(e).

              (ii)   "Excluded Assets" has the meaning specified in Section
       2.2.

              (jj) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

              (kk) "GAAP" means United States generally accepted accounting principles as in effect from time to time.

              (ll)   "Hardware Payment Component" has the meaning specified in
       Section 2.1(h).





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              (mm)   "HSR Act" means the Hart-Scott-Rodino Antitrust
       Improvements Act of 1976, as amended.

              (nn) "Indemnified Party" has the meaning specified in Section 8.3(a).

              (oo) "Indemnifying Party" has the meaning specified in section 8.3(a).

              (pp) "Intellectual Property" means with regard to a Person all intellectual property of that Person including, without limitation, (i) all U.S. and foreign patents, patent applications, copyrights and copyright applications, (ii) all U.S. and foreign registered and unregistered trademarks and service marks, trademark and service mark registrations, and trademark and service mark applications for registration, (iii) all patent, trademark, service mark, trade name, computer software and know how rights granted to Seller or Purchaser, as the case may be, under licensing or other agreements (the "Intellectual Property Agreements"); and (iv) all know how, proprietary information, production methods, trade and business secrets and computer software including rights to source code and election day programming services.

              (qq) "Intellectual Property Agreements" has the meaning specified in Section 1.1(pp).

              (rr) "Inventory" means all inventory of the Election Business, wherever located, including, without limitation, finished goods, work-in-process, supplies, raw materials, manufactured and purchased parts, scrap, containers, packaging materials and spares but excluding any items constituting Excluded Assets.

              (ss) "Knowledge of Purchaser" means within the actual knowledge of any one or more of William Welsh, Michael McCarthy, Mark Hasebroock, Richard Jablonski, William Conley, John Groh and Robert Hostetler.

              (tt) "Knowledge of Seller" means within the actual knowledge of any one or more of P. E. Esping, Thomas Kiraly, Jerrold Morrison, Geoffrey Ryan, Dan McGinnis, Jeanine Wright, Harvey Braswell and William Finley.

              (uu)   "Leased Real Property" has the meaning specified in
       Section 2.1(g).

              (vv) "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and/or whether due or to become due), including any liability for Taxes.

              (ww) "Lien" means any lien, charge, claim, security interest, conditional sale agreement, mortgage, deed of trust, security agreement, pledge, hypothecation, option or other encumbrance of any kind or nature.

              (xx) "Majority Stockholders" means McCarthy Group, Inc. and World Investments, Inc., collectively.

              (yy) "Material Adverse Effect" means a material adverse effect upon the business, financial condition or results of operations.

              (zz)   "Material Contract Consents" has the meaning specified in
       Section 2.4(c).





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              (aaa) "Material Contracts of Election Business" has the meaning specified in Section 3.20.

              (bbb) "Mediator" means either a party agreed upon by the parties or the Managing Partner, or his designee, of the Kansas City Office of Arthur Andersen & Co.

              (ccc) "[                  ] Agreements" means that certain Asset
       Purchase Agreement dated [                              ] between
       Seller, [                     ], [                      ] and [ ] and
       the [                             ] Agreements dated [ ] between Seller
       and [                      ] and [
       ].

              (ddd) "Most Recent Balance Sheet" means the balance sheet of the Election Business or Purchaser, as the case may be, as of September 30, 1997.

              (eee) "Most Recent Balance Sheet Date" means September 30, 1997.

              (fff) "Multiemployer Plan" has the meaning set forth in Section 3(37) of ERISA.

              (ggg) "Noncompetition, Noninterference and Confidentiality Agreement" has the meaning set forth in Section 6.6.

              (hhh) "Note" has the meaning specified in Section 2.7(a).

              (iii) "Operating Agreement" has the meaning specified in Section 6.15.

              (jjj) "Op-Scan Assets" has the meaning specified in Section
       2.2(o).

              (kkk) "Op-Scan Contracts" means all Op-Scan Manufacturing Equipment Leases, the Berkeley Lease, Op-Scan Customer Contracts and Intellectual Property Agreements relating to Op-Scan Intellectual Property.

              (lll) "Op-Scan Customer Contracts" has the meaning specified in
       Schedule 2.2(o).

              (mmm) "Op-Scan Election Business" shall mean the optical scan vote tabulation business of Seller.

              (nnn) "Op-Scan Equipment" means the Optech optical scan election product line of Seller including, without limitation, the Optech IIC and Optech IVC Central Counters and the Optech IIIP Eagle, Optech IIIP and Optech IIP Precinct Counters.

              (ooo) "Op-Scan Intellectual Property" has the meaning specified in Schedule 2.2(o).

              (ppp) "Op-Scan Manufacturing Equipment" has the meaning specified in Schedule 2.2(o).

              (qqq) "Op-Scan Manufacturing Equipment Leases" has the meaning specified in Schedule 2.2(o).





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              (rrr)  "Op-Scan Software" has the meaning specified in Schedule
       2.2(o).

              (sss) "Owned Real Property" has the meaning specified in Section 2.1(f).

              (ttt) "Person" means an individual, a corporation, a partnership, a limited liability company or partnership, an association, an Authority, a trust or other entity or organization.

              (uuu) "Products" means the products and services of the Election Business substantially all of which are as listed on Schedule 1.1(uuu).

              (vvv)  "Purchase Price" has the meaning specified in Section
       2.7(a).

              (www)  "Purchased Assets" has the meaning specified in Section
       2.1.

              (xxx) "Purchased Contracts" means the leases and subleases for the Leased Real Property, the Equipment Leases, the Intellectual Property Agreements relating to the Intellectual Property included as part of the Purchased Assets, and the Contracts.

              (yyy) "Purchaser" has the meaning specified in the initial paragraph of this Agreement.

              (zzz) "Purchaser Financial Statements" has the meaning specified in Section 4.6.

              (aaaa) "Restricted Interests" has the meaning specified in
       Section 2.4(a).

              (bbbb) "Retained Liabilities" has the meaning specified in
       Section 2.6.

              (cccc) "Rockford Transition Period" has the meaning ascribed to it in the Operating Agreement.

              (dddd) "Sales Representative Agreement" has the meaning specified in Section 6.16.

              (eeee) "Seller" has the meaning specified in the initial paragraph of this Agreement.

              (ffff) "Seller's Shareholder" has the meaning specified in the initial paragraph of this Agreement.

              (gggg) "Sequoia" means Sequoia Pacific Systems Division of Smurfit Packaging Corporation.

              (hhhh) "Sequoia Agreement" means the Asset Purchase Agreement dated November 18,1997 by and among Seller, Seller's Shareholder and Sequoia, a copy of which is attached hereto as Exhibit 1.1(hhhh).

              (iiii) "Sequoia License Agreement" means the agreement in the form of Exhibit 1.1(iiii) hereto.

              (jjjj) "Taxes" means all U.S. federal, state, and local and all foreign income, payroll, withholding, excise, sales, use, personal property, use and occupancy, business and





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       occupation, mercantile, real estate, capital stock and franchise and other tax, including interest and penalties thereon and estimated taxes.

              (kkkk) "Trade Names" has the meaning specified in Section 2.1(c).

              (llll) "WARN Act" means the Workers Adjustment and Retraining Notification Act of 1988, as amended.

       1.2 RULES OF CONSTRUCTION. The use in this Agreement of the term "including" means "including, without limitation." The words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole, including the schedules and exhibits, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement. All references to sections, schedules and exhibits mean the sections of this Agreement and the schedules and exhibits attached to this Agreement, except where otherwise stated. The title of and the section and paragraph headings in this Agreement are for convenience of reference only and shall not govern or affect the interpretation of any of the terms or provisions of this Agreement. The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement has been chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

                                   ARTICLE 2.
                                THE TRANSACTIONS

       2.1 SALE AND PURCHASE OF ASSETS. At the Closing, Seller shall sell, assign, transfer and convey to Purchaser, free and clear of all Liens, restrictions and conditions and Purchaser shall purchase from Seller all of the assets, properties and rights of Seller then utilized in connection with the conduct of the Election Business (except for the Excluded Assets specified in Section 2.2) (the "Purchased Assets") upon the terms, conditions and provisions set forth herein and, in the case of Purchaser, in reliance upon the covenants, agreements, representations, warranties and indemnities of Seller and Seller's Shareholder set forth in this Agreement and, in the case of Seller and Seller's Shareholder, in reliance upon the covenants, agreements, representations, warranties and indemnities of Purchaser set forth in this Agreement. The Purchased Assets shall include, but are not limited to, all items specifically listed on the schedules described in this Section 2.1 (except for the Hardware Payment Component as described in Schedule 2.1(h)) and all other items more generally described in this Section 2.1 to the extent utilized exclusively in connection with the conduct of the Election Business (and not constituting Op-Scan Assets), and to the extent such more generally described items are not utilized exclusively in the conduct of the Election Business, such items are included to the extent required under Section 6.2(c):

              (a) All machinery, equipment, fixtures, furniture, supplies, tools, dies, jigs, molds, vehicles, patterns, drawings and other tangible personal property wherever located, including, without limitation, any such property more particularly described in Schedule 2.1(a) (collectively, the "Equipment");

              (b)    The Inventory;





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              (c)    All rights to the name(s) and marks set forth on Schedule
       2.1(c) and any combinations, abbreviations or derivations thereof (collectively, the "Trade Names", whether one or more);

              (d) All Intellectual Property including, without limitation, the items more particularly described on Schedule 3.13, but specifically excluding the Op-Scan Intellectual Property as defined and described on
       Exhibit 2.2(o) hereto;

              (e) Subject to Sections 2.2, 2.3 and 2.4, all leases, subleases and assignments (whether Seller is lessee, sublessee or assignee) relating to the Equipment, including, without limitation, all such leases, subleases or assignments and related agreements disclosed on Schedule 2.1(e) (collectively, the "Equipment Leases");

              (f) All owned real property, leaseholds and subleaseholds therein, improvements, fixtures and fittings thereon, and easements, rights-of-way and appurtenants thereto (such as appurtenant rights in and to public streets) disclosed on Schedule 2.1(f) hereto
       (collectively, the "Owned Real Property");

              (g) Subject to Sections 2.3 and 2.4, all rights under leases and subleases of the real property disclosed on Schedule 2.1(g) (collectively, the "Leased Real Property");

              (h)    Subject to the provisions of Sections 2.2, 2.3 and 2.4,
       (i) all contracts and agreements of Seller relating to the sale of any Products by the Election Business, including, without limitation, the agreements listed on Schedule 2.1(h) except the Hardware Payment Component under such agreements as shown on such schedule (the "Hardware Payment Component"), (ii) all orders, contracts and agreements of Seller relating to the purchase of Products, materials or services used in connection with the Election Business, (iii) all outstanding bids and proposals to election jurisdictions for the sale of Products and (iv) all other contracts and agreements entered into by Seller in the conduct of the Election Business including, without limitation, in each case (A) all contracts and agreements evidenced solely by purchase orders or order acknowledgments and (B) all such contracts, agreements and orders listed in Schedule 3.20 hereto (collectively, the "Contracts");

              (i) The customer lists and other customer-based data relating to the Election Business;

              (j) Cash to the extent necessary for the Book Value of the Election Business to satisfy the requirements of Section 2.9;

              (k) All the assets of Seller relating to the Election Business representing prepaid items or expenses of the Election Business;

              (l)    The Accounts Receivable;

              (m) All claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set-off, rights of recoupment and assignable third party warranties and guarantees with respect to any of the Purchased Assets including, without limitation,
       any contract claims against [          ], [           ] and [          ];





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              (n)    To the extent same are transferable, all franchises,
       approvals, permits, licenses, orders, registrations, certificates, variances and similar rights obtained from Authorities by Seller and necessary to the conduct of the Election Business;

              (o) All books and other documents pertaining to Election Business, including, without limitation, fixed asset records, sales and advertising materials (including price lists), sales and purchase correspondence, technical and research data, books of account and records, ledgers, files, correspondence, plats, architectural plans, drawings and specifications, creative materials, studies, reports and all other printed or written materials relating to the Election Business, but specifically excluding books and documents included as part of the Op-Scan Assets;

              (p) To the extent not otherwise specifically included or excluded by this Section 2.1 or Section 2.2 below, as applicable, all assets, rights, claims, contracts, agreements, causes of action and properties of Seller used in connection with the Election Business, as of the Effective Date, of every kind, character and description, whether tangible or intangible, choate or inchoate, corporeal or incorporeal, matured or unmatured, known or unknown, contingent or fixed, and wherever located; and

              (q)    All loan receivables to Employees set forth on Schedule
       2.1(q).

       2.2 EXCLUDED ASSETS. Notwithstanding anything herein to the contrary, the parties recognize and agree that Seller is engaged in a variety of businesses other than the Election Business and that the Purchased Assets will not include the assets, properties and rights of Seller utilized in connection with such businesses (except as otherwise provided pursuant to Section 6.2(c)) or otherwise described in this Section 2.2 (collectively, the "Excluded Assets"). Subject to Section 6.2(c), the Excluded Assets shall include, but not be limited to, the following:

              (a) Unless otherwise excluded by this Section 2.2, all of the assets, properties and rights relating to or associated with Seller's government records management business, its information systems business, its technology outsourcing business, its binders and bindery business, its title records business and other businesses not related to the sale of products or services to governments for use in connection with the conduct of public elections;

              (b) All of the assets, properties and rights associated with the Seller's corporate and divisional general and administration operations including assets, properties and rights located at 1111 West Mockingbird, 15th Floor, Dallas, Texas 75247, its offices at 2901 Third Street South, Waite Park, Minnesota 56387 (f/k/a 7227 Third Street South, St. Cloud, Minnesota 56302) and 7030 Fly Road, East Syracuse, New York 13057;

              (c) All assets, properties and rights associated with Seller's accounting systems and related computer hardware, software and networks other than those exclusively used in connection with the Election Business and located at Seller's Berkeley, California, Addison, Texas, Birmingham, Alabama, Chicago, Illinois, Rockford, Illinois or West Palm Beach, Florida locations and which are not part of the Op-Scan Assets;

              (d) All of the Hardware Payment Component, all of the notes receivable and installment obligations due from third parties of the Election Business including those





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
       described on Schedule 2.2(d) and any Accounts Receivable retained pursuant to Section 2.7(d);

              (e) The franchise to be a corporation, certificate of incorporation, corporate seal, minute books, stock books and any other corporate records relating to the corporate organization or capitalization of Seller;

              (f) Books and records that Seller is required to retain pursuant to any statute, rule, regulation or ordinance, provided that Seller permits Purchaser access to such books and records as provided in
       Section 6.2 below;

              (g) General books of account and books of original entry that comprise Seller's permanent accounting or Tax records, provided that Seller permits Purchaser access to such books as provided in Section 6.2 below;

              (h) All cash, cash deposits, bank accounts, certificates of deposit, savings and other similar cash equivalents other than cash contributed by Seller to cause the Book Value of the Election Business to satisfy the requirements of Section 2.9;

              (i) All defenses, rights of set-off and counterclaims arising out of or relating to any of the Retained Liabilities;

              (j) Unless otherwise excluded by this Section 2.2, any assets, contracts, properties or rights, including telephone systems, accounting systems, computer hardware, computer networks, computer software, books and records, correspondence, goodwill, Intellectual Property, accounts receivable, investment securities, furniture and fixtures and the like utilized in connection with more than one of the business activities of Seller or utilized by Seller in connection with its business activities generally (except to the extent that any such use by a business other than the Election Business is incidental);

              (k) Seller's corporate name and derivations thereof and the mark "BRC" and derivatives thereof;

              (l)    Any tort and fraud claims of Seller against [ ], [
                ] and [                        ];

              (m)    The excluded property described on Schedule 2.2(m) hereto;


              (n)    The rights of Seller under the Sales Representative
       Agreement;

              (o) The assets and properties listed on Schedule 2.2(o) hereto relating to the Op-Scan Election Business (the "Op-Scan Assets");

              (p) The lease for storage space at 2970 San Pablo Avenue, Berkeley, California; and

              (q) Any direct or indirect benefits relating to common insurance policies, purchasing discounts, the benefits of sharing common management and accounting systems associated with the fact that the Election Business is conducted by Seller along with a variety of other businesses.





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       2.3    OBLIGATIONS UNDER ASSIGNED CONTRACTS.  Subject to the provisions of Section 2.4 below, at the Closing, Seller shall assign, transfer, or sublet the Purchased Contracts to Purchaser and, at the closing under and pursuant to the Sequoia Agreement, shall assign the Op-Scan Contracts to Sequoia who shall then, pursuant to the AIS License Agreement, assign or license all Op-Scan Customer Contracts, other than the contracts, agreements, arrangements and bids to be reconveyed by Sequoia to Seller pursuant to the Sales Representative Agreement, and Intellectual Property Agreements relating to Op-Scan Intellectual Property to Purchaser (the Purchased Contracts and such Op-Scan Customer Contracts and Intellectual Property Agreements, the "Assigned Contracts"). Purchaser shall assume all the Assumed Liabilities with respect to the Assigned Contracts upon assignment thereof by Sequoia.

       2.4    THIRD PARTY CONSENTS TO ASSIGNMENT.

              (a) In the case of any interest in any Purchased Asset or any Op-Scan Asset to be acquired from or licensed by Sequoia to Purchaser pursuant to the Sequoia License Agreement, including, without limitation, any interest in any contract, instrument, permit or other arrangement or any claim, right or benefit arising thereunder or resulting therefrom, that is not assignable without the consent of a third party (collectively, the "Restricted Interests"), Seller and Seller's Shareholder shall use their reasonable best efforts to obtain written consents to the assignment of such Restricted Interests prior to the Closing Date, it being understood that such reasonable best efforts shall not include any requirement to offer or grant financial accommodations to any third party but shall include Seller's agreement to remain secondarily liable with respect to any such Restricted Interest, subject to Purchaser's obligations with respect to Assumed Liabilities.

              (b) This Agreement shall not constitute an agreement to assign any Restricted Interest if: (i) an assignment without the consent of a third party would constitute a breach or violation thereof or would adversely affect the rights of Purchaser or Seller thereunder; (ii) such consent has not been obtained by the Closing Date; and (iii) such Restricted Interest, individually or in the aggregate, is not material to the Election Business. This Section 2.4(b) shall not relieve Purchaser of its obligations to perform or assume any Assumed Liability or to comply with this Section 2.4, provided that Purchaser gets the benefit of the Restricted Interest.

              (c) Notwithstanding anything to the contrary contained herein, it is understood and agreed to by the parties that Seller and Seller's Shareholder shall use their best reasonable efforts to obtain written consents to the Restricted Interests designated in Schedule 2.4(c) hereto (collectively, the "Material Contract Consents"), such Material Contract Consents being a condition precedent to Purchaser's obligation to consummate the transactions contemplated by this Agreement pursuant to Section 7.1(e) below.

              (d) If a consent of a third party which is required in order to assign any Restricted Interest (and in the case of a Material Contract Consent, the condition precedent contained at Section 7.1(e) below has been waived by Purchaser) is not obtained prior to the Closing Date, or if an attempted assignment would be ineffective or would adversely affect Seller's ability to convey its interest to Purchaser, Seller and/or Seller's Shareholder shall, at the request and expense of Purchaser on or after the Closing Date and in such manner as Purchaser shall reasonably specify and as shall be permitted by law, take all such reasonable action (including the appointment of Purchaser as agent-in-fact for Seller and/or

       Seller's Shareholder) and do or cause to be done such things as shall be reasonable or proper to (i) assure that the rights and obligations of Seller thereunder shall be preserved for the benefit of Purchaser, and
       (ii) facilitate receipt of the consideration to be received thereunder, which consideration Seller and/or Seller's Shareholder shall hold for the benefit of, and upon the request of Purchaser, shall deliver to Purchaser.

              (e) If a consent of a third party which is required in order to assign any Restricted Interest (and in the case of a Material Contract Consent, the condition precedent contained at Section 7.1(e) below has been waived by Purchaser) is not obtained prior to the Closing Date, or if an attempted assignment would be ineffective or would adversely affect Seller's ability to convey its interest to Purchaser, Purchaser shall, at the request of Seller and at the expense of Purchaser on or after the Closing Date in such manner as Seller shall reasonably specify and as shall be permitted by law, take all such reasonable action (including the acceptance by Purchaser of an appointment as agent-in-fact, subcontractor, joint venturer or assignee for Seller and/or Seller's Shareholder) and do or cause to be done such things as shall be reasonable or proper to assure that Purchaser shall assume, be responsible for and indemnify and hold Seller harmless with regard to all of the obligations and liabilities associated with such Restricted Interest which would have been Assumed Liabilities if the Restricted Interest had been an Assigned Contract and any additional expenses or liabilities incurred by Seller performing its obligations under this Section 2.4(e).

       2.5 ASSUMPTION OF LIABILITIES. At the Closing, Purchaser shall assume (a) all Liabilities first arising on or after the Effective Date relating to the Election Business or the Purchased Assets; (b) all accounts payable of the Election Business; (c) all accrued liabilities of the Election Business including, but not limited to, accrued liability for billings in excess of the amount earned according to percentage of completion accounting on all Assigned Contracts and properly accrued ad valorem property taxes; (d) all Liabilities and costs, including accrued liabilities for vacation pay, accrued but unpaid salary, bonuses, commissions, employment-related taxes and the like, of Seller to or with respect to Seller's Employees, other than costs, liabilities or expenses of Seller associated with Seller's Employee Benefit Plans or any of Seller's Liabilities to Employees governed by any workers compensation or similar laws; (e) all Liabilities under the [
  ] Agreements whether arising before, on or after the Closing Date; and (f) subject to Section 2.4, all Liabilities relating to the Assigned Contracts and the Restricted Interests (collectively, the "Assumed Liabilities"); provided, however, the Assumed Liabilities shall not include any Retained Liabilities. The foregoing notwithstanding, in lieu of paying directly any Liabilities relating to the Berkeley Facility, Purchaser may, at its option, reimburse Seller for all expenses paid by Seller that would otherwise be assumed by Purchaser pursuant to this Section 2.5. The parties acknowledge and agree that responsibility for Liabilities relating to the operation of the Berkeley Facility first arising after the Closing shall be as provided in the Sequoia Agreement and the Operating Agreement.

       2.6    RETAINED LIABILITIES.   Except as otherwise specifically set
forth in this Agreement or Schedule 2.6, Purchaser shall not assume: (a) any Liability resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement or violation of law (other than warranty claims on products or services sold); (b) except as provided in Section 6.5, any Liability of the Seller for unpaid Taxes (with respect to the Election Business or otherwise) for periods prior to the Effective Date other than properly accrued ad valorem property taxes and employment-related taxes; (c) any Liability of Seller for costs and expenses incurred in connection with this Agreement and the transactions contemplated herein; (d) any Liability of Seller under this Agreement or under any side agreement between Seller on one hand and Purchaser on the other hand entered into on or after the date of this Agreement; (e) any Liabilities to third parties resulting from personal injury or property damage (other than damage to Products) arising from defects in the design or manufacture of products which were manufactured, sold or distributed by Seller or from services provided by Seller prior to the Effective Date; (f) any Liabilities in connection with the matters disclosed on or which should have been disclosed on Schedule 3.9 before execution hereof and prior to Closing;
(g) any Liabilities of Seller arising from or related to the conduct of Seller's businesses other than the Election Business or arising or relating to the operation of the Berkeley Facility or the conduct of Seller's activities contemplated in the Sales Representative Agreement after the Closing Date except as otherwise provided in the Operating Agreement; (h) any Liability to
[         ] for severance payments under any oral or written agreement(s) or
understandings between Seller, Seller's Shareholder and [          ]; or (i)
any Liability associated with the contracts, agreements, arrangements or bids to be assigned by Sequoia to Seller pursuant to the Sales Representative Agreement; and (j) any of the contracts, claims, liabilities or expenses described on Schedule 2.6 (collectively, the "Retained Liabilities").

       2.7    CONSIDERATION FOR PURCHASE.

              (a) In addition to assuming the Assumed Liabilities pursuant to Section 2.5 above, the consideration to be paid by Purchaser to Seller for the purchase of the Purchased Assets shall be (i) the payment of the sum (the "Cash") of (A) $30,000,000 plus (B) if applicable, the amount by which the Book Value of the Election Business as shown on the Draft Effective Date Balance Sheet of the Election Business exceeds the Election Business Equity Amount and (ii) the issuance of a promissory note of Purchaser in the principal sum of $14,076,091 in the form of
       Exhibit 2.7(a) hereto (the "Note") (the Cash and the Note collectively, the "Purchase Price"). The Cash shall be paid by Purchaser to Seller on the Closing Date by wire transfer or delivery of other immediately available United States funds. The Note shall be issued by Purchaser and delivered to Seller on the Closing Date.

              (b) As a part of the Purchase Price, Purchaser and the Majority Stockholders shall also execute and deliver and agree to be bound by the pledge agreements, stock powers and other agreements and instruments described on Exhibit 2.7(b) hereto (collectively, the "Collateral Agreements").

              (c) The Purchased Price shall be allocated among the Purchased Assets in the manner shown on Schedule 2.7(c). Seller and Purchaser shall report and file their respective U.S. federal income tax returns in accordance with such allocations.

              (d) Notwithstanding anything else herein to the contrary, in the event that the Book Value of the Election Business exceeds $18,000,000.00 on either the Draft Effective Date Balance Sheet of the Election Business or the Effective Date Balance Sheet of the Election Business, as the case may be, then Seller shall be entitled and required to retain an amount of Accounts Receivables of the Election Business sufficient to lower the Book Value of the Election Business to an amount less than $18,000,000.00. Seller shall select such retained Accounts Receivable, however, such selected Accounts Receivable shall be reflective of the kind and character of the Accounts Receivable of the Election Business as a whole. Seller shall have all rights, title and interest to such retained Accounts Receivable.

       2.8    CLOSING.

              (a) The closing of the purchase and sale of the Purchased Assets (the "Closing") shall take place at 10:00 a.m., Central Standard Time, on November 20, 1997 (the "Closing Date"), but shall be effective at 11:59 p.m. on September 30, 1997 (the "Effective Date") or at such other time, on such other date and at such place as may be mutually agreed upon by the parties hereto.

              (b) At the Closing, (i) Seller shall deliver to Purchaser a general bill of sale and assignment conveying the Purchased Assets, (ii) Seller and Seller's Shareholder shall deliver all agreements, certificates, instruments and other documents and items required by
       Section 7.1 below which have not already been delivered by Seller and/or Seller's Shareholder to Purchaser prior to the Closing, (iii) Purchaser shall pay Seller the Cash and shall issue and deliver to Seller the Note, the Collateral Agreements and an assumption agreement covering the Assumed Liabilities, and (iv) Purchaser shall deliver all agreements, certificates, instruments and other documents and items required by
       Section 7.2 below which have not already been delivered by Purchaser to Seller prior to Closing. The bills of sale and assignment and assumption agreements called for under this Section 2.8 shall all be dated as of the Effective Date and shall be in form and substance reasonably satisfactory to each party thereto.

              (c) All agreements, documents and instruments executed and delivered at the Closing shall be dated and for all purposes the transaction shall be deemed to be consummated as of the Effective Date. During the period between the Effective Date and the Closing Date, Seller shall retain possession of the Purchased Assets and shall operate the Election Business for the benefit of Purchaser. Promptly following Closing, Seller shall account to Purchaser for all receipts and disbursements of the Election Business during the period between the Effective Date and the Closing Date. From and after Closing, the parties shall cooperate in the timely settlement and respective payment of all accounts and transactions occurring between the Effective Date and the Closing Date.

       2.9    POST-CLOSING ADJUSTMENTS.

              (a) The parties acknowledge and agree that the Purchase Price has been determined and based on the agreement of the parties that the Book Value of the Election Business shall be $12,026,091.00 (the "Election Business Equity Amount") as of the Effective Date. To accomplish the foregoing, certain adjusting transactions shall be made pursuant to this Section 2.9. For purposes hereof, "Book Value of the Election Business" shall mean the excess of the book value of the sum of the Purchased Assets and the Op-Scan Assets over the Assumed Liabilities as of the Effective Date (but without giving effect to any of the transactions contemplated herein and without assigning any value to Liabilities which are not properly assigned values pursuant to GAAP) as reflected on the Effective Date Balance Sheet. In connection with the calculation of Book Value of the Election Business, the Draft Effective Date Balance Sheet and the Effective Date Balance Sheet shall reflect a reduction in the book value of the Megalink Software in the amount of $850,000 and the book value of the Op-Scan Assets and shall be reduced by $250,000 to take into account the sale of certain Op-Scan Assets to Sequoia consisting of 100 units of Optech IIIP Eagles valued at $220,000 and the fixed assets located at the Berkeley Manufacturing Facility in Berkeley, California valued at $30,000. The parties agree that other than the normal amortization of the Megalink software, no further reductions in book value of the Megalink software shall be made. For purposes of clarification of the foregoing, the Draft Effective Date Balance Sheet and the Effective Date Balance Sheet shall first be prepared prior to consideration of the aforementioned $1,100,000 in adjustments. The book value as shown on such Balance Sheets shall then be adjusted downward by the aforementioned adjustments to determine the Book Value of the Election Business for purposes herein.

              (b) Seller shall prepare estimated balance sheets of the Election Business (including only the Purchased Assets, Op-Scan Assets and Assumed Liabilities for purposes hereof) as of the close of business on the Effective Date, using all available financial data (the "Draft Effective Date Balance Sheet"). The Draft Effective Date Balance Sheet shall include dedicated line items for the assets which constitute the Op-Scan Assets. A copy of Seller's Draft Effective Date Balance Sheet shall be delivered to Purchaser at the Closing.

              The Draft Effective Date Balance Sheet shall show the Book Value of the Election Business to be equal to the Election Business Equity Amount and if such requirement otherwise would not be met, Seller shall include as part of or withhold from the Purchased Assets an amount of cash (if the Book Value of the Election Business is inadequate) or accounts receivable (if the Book Value of the Election Business is in excess of that amount required) so that the Book Value of the Election Business as shown on such Draft Effective Date Balance Sheet will equal the Election Business Equity Amount. In lieu of including cash as part of the Purchased Assets, at the option of Seller, the Cash payable by Purchaser at Closing shall be decreased by an amount equal to the shortfall between the Election Business Equity Amount and the Book Value of the Election Business as shown on the Draft Effective Date Balance Sheet of the Election Business and such reduction in cash shall be deemed to increase the assets of the Election Business for the purposes of compiling the Effective Date Balance Sheet and satisfying the Election Business Equity Amount.

              (c) Within ninety (90) days after the Closing Date, Seller shall prepare and deliver to Purchaser a balance sheet of the Election Business (including only the Purchased Assets, Op-Scan Assets and Assumed Liabilities for purposes hereof) as of the Effective Date prepared in accordance with GAAP applied consistently with the prior audited balance sheet of Seller together with unqualified audit opinions of the Auditors stating that the Effective Date Balance Sheet has been so prepared. The audit shall be computed based on the Effective Date Balance Sheet prior to consideration of the adjustments called for in Section 2.9(a) and shall reflect no adjustment in the book value of the Megalink software other than amortization expenses incurred in the ordinary course of business. Such audited balance sheet shall hereinafter be referred to as the "Effective Date Balance Sheet". The Effective Date Balance Sheet shall not reflect the transactions contemplated herein. Thereafter, the parties shall compute the Book Value of the Election Business by reducing the book value as shown on the Effective Date Balance Sheet to take into account the adjustments set forth in Section 2.9(a). Seller shall also cause its Auditor to make the work papers and back-up materials used in preparing the Effective Date Balance Sheet available to Purchaser and its accountants and other representatives at reasonable times and upon reasonable notice following delivery of the Effective Date Balance Sheet.

              (d) Based on the Effective Date Balance Sheet, the following adjusting transactions shall occur: (i) if the Book Value of the Election Business as shown on the

       Effective Date Balance Sheet is less than the Book Value of the Election Business as shown on the Draft Effective Date Balance Sheet, Seller shall make a cash payment to Purchaser in the amount of such deficiency and (ii) if the Book Value of the Election Business as shown on the Effective Date Balance Sheet is greater than the Book Value of the Election Business as shown on the Draft Effective Date Balance Sheet, Purchaser shall make a cash payment to Seller in the amount of such excess. Any adjusting payments required under this Section 2.9(d) shall be made within ten (10) days of delivery of the Effective Date Balance Sheet.

              (e) If as a result of Purchaser's review of the Effective Date Balance Sheet and related materials, Purchaser has any objections to the Effective Date Balance Sheet on the grounds that it was not prepared in accordance with the requirements set forth in Section 2.9(c), it will deliver a detailed statement describing its objections to the Seller within sixty (60) days after receiving the Effective Date Balance Sheet. Purchaser and Seller will use reasonable efforts to resolve any such objections themselves. If the parties do not reach a final resolution within thirty (30) days after the last date on which objections may be delivered, Purchaser and Seller will submit the unresolved objections to the Mediator for resolution, whose decision shall be rendered forty-five
       (45) days after submittal to him. The determination of the Mediator will be set forth in writing and will be conclusive and binding upon the parties. In the event the parties submit any unresolved objections to the Mediator for resolution as provided herein, Purchaser and Seller will share responsibility for the fees and expenses of the Mediator as follows: (i) if the Mediator resolves all of the remaining objections in favor of Purchaser, the Seller will be responsible for all the fees and expenses of the Mediator; (ii) if the Mediator resolves all the remaining objections in favor of the Seller, Purchaser will be responsible for all the fees and expenses of the Mediator; and (iii) if the Mediator resolves some of the remaining objections in favor of Purchaser and the rest of the remaining objections in favor of the Seller, the Seller and Purchaser each will be responsible for a proportionate amount of the fees and expenses of the Mediator based on the dollar amount of the objections resolved against it, compared to the total dollar amount of all objections submitted to the Mediator. Within ten (10) days of the written decision of the Mediator, the parties shall make adjusting payments and/or take such other action as contemplated under Section 2.9(d) as if the Effective Date Balance Sheet was revised to reflect the Mediator's resolution of the objections of the parties.

       2.10 EMPLOYEES. Prior to the Closing Date, Purchaser shall offer to employ substantially all of the Employees following the Closing Date in their current position and at base salary, but not necessarily at benefit or incentive compensation and commission levels, equal to those in existence immediately prior to the Closing Date. Notwithstanding the foregoing, Purchaser's obligation to employ the Employees stationed at Seller's Rockford, Illinois facility shall be suspended until termination of the Rockford Transition Period. Any employment of Employees by Purchaser shall be on an "at will" basis and in no event shall any Employee be a third party beneficiary of Purchaser's agreement hereunder. Each of the Employees, upon accepting employment with Purchaser, shall receive prior service credit in Purchaser's qualified retirement plan and future determination of severance benefits equal to the credit accorded such person under Seller's equivalent plans or severance policies. With regard to such retirement plan, such credit shall be limited to credit for purposes of eligibility and vesting but not for purposes of benefits attributable to such prior service. From the date of this Agreement until Closing or termination of this Agreement, Seller and Seller's Shareholder shall not terminate any Employee or transfer or otherwise materially change the job responsibilities of any Employee without first consulting with Purchaser and obtaining Purchaser's consent, which consent will not be unreasonably withheld. For a period of two (2) years after the Effective Date, Seller, Seller's Shareholder and their Affiliates shall refrain from any and all employment discussions and will not offer employment to any Employee during such person's employment with Purchaser. For a period of two (2) years following the Effective Date, Purchaser and its Affiliates shall refrain from any and all employment discussions and will not offer employment to any employee of Seller, other than the Employees. From the date of this Agreement until Closing, Seller and Seller's Shareholder shall cooperate fully with Purchaser to provide access to the persons whom Purchaser has a right to interview and solicit for employment as provided above, including, without limitation, allowing reasonable interruption of the duties of such persons for purposes of interviews and recruiting and providing Purchaser access to and copies of personnel records relating to such persons. Seller shall be solely responsible for any and all wages, benefits and other obligations relating to Employees employed by Seller prior to the Effective Date other than wages and other Liabilities reflected on the Effective Date Balance Sheet. As to Employees hired by Purchaser as contemplated above, Purchaser shall assume and agree to honor any accrued and unused vacation days to which such Employees are entitled as of the Effective Date. Purchaser will credit such Employees with unused vacation time accrued with Seller (including vacation contingently earned in the current employment year) for use as vacation time during the employment of such persons by Purchaser or, if required by applicable law or by agreement of Purchaser and the applicable Employee, Purchaser shall make payment to such Employees with respect to such unused vacation time. On or immediately prior to the Closing Date, Seller shall deliver to Purchaser a schedule showing, with respect to each Employee which Purchaser has a right to solicit for employment as contemplated by this
Section 2.10, the number of unused vacation days to which such Employee is entitled as of the Effective Date. The schedule shall include a calculation, together with reasonable supporting details and documentation, of the value of the unused vacation days of each such Employee. For purposes of such calculation, the value shall reflect an appropriate hourly rate of compensation including, without limitation, the employer's share of all payroll taxes attributable to the unused vacation days. The value as of the Effective Date of the unused vacation days of all Employees of the Election Business, except those Employees that Purchaser has already determined that it will not hire, as evidenced by written notice to Seller to that effect, shall tentatively be treated as the accrued liability for vacations in the Draft Effective Date Balance Sheet of the Election Business. At the time the Effective Date Balance Sheet is finalized, appropriate adjustments shall be made to reflect the value of unused vacation days as of the Effective Date of the Employees actually employed by Purchaser.

                                   ARTICLE 3.
                         REPRESENTATIONS AND WARRANTIES
                       OF SELLER AND SELLER'S SHAREHOLDER

       Seller and Seller's Shareholder, jointly and severally, hereby represent and warrant to Purchaser (which representations and warranties shall be true and correct as of the Effective Date and on the date of execution hereof except for representations and warranties expressly stated to be made only on the Effective Date) as set forth in this Article 3. Seller and Seller's Shareholder specifically acknowledge and agree that the representations and warranties set forth in this Article 3 include representations and warranties respecting the entire Election Business including the Op-Scan Business and the Op-Scan Assets even though Purchaser is not acquiring the Op-Scan Assets from Seller in order to induce Purchaser to enter into this Agreement and the Sequoia License Agreement the result of which taken together being that Purchaser shall acquire the entire Election Business excepting only absolute title to the Op-Scan Assets and the rights of Sequoia in connection therewith.

            3.1    ORGANIZATION, QUALIFICATION AND CORPORATE POWER.

              (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly organized to carry on the business presently being conducted by it,
       including, but not limited to the Election Business.   Seller's
       Shareholder is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly organized to carry on the business presently conducted by it.

              (b) Seller and Seller's Shareholder are duly authorized to conduct business and are in good standing under the laws of each jurisdiction where qualification of the Election Business is required.
       Schedule 3.1 hereto lists the jurisdictions in which qualification of the Election Business is required.

              (c) Seller has full corporate power and authority to carry on the Election Business and to own and use the Purchased Assets.

       3.2    AUTHORITY AND ENFORCEABILITY.   Seller and Seller's Shareholder
have full power and authority to make, execute, deliver and perform this Agreement and the execution, delivery and performance of this Agreement by Seller and Seller's Shareholder have been duly authorized by all necessary corporate action on the part of Seller and Seller's Shareholder. This Agreement has been duly executed and delivered by Seller and Seller's Shareholder and constitutes the valid and legally binding obligation of Seller and Seller's Shareholder, enforceable in accordance with its terms and
conditions.   Except as disclosed in Schedule 3.2 hereto, neither Seller nor
Seller's Shareholder are required to give any notice to, make any filing with or obtain any authorization, consent or approval of any Authority or Person in order for the parties to consummate the transactions contemplated by this Agreement.

       3.3    NONCONTRAVENTION.   Neither the execution or delivery of this
Agreement, nor the consummation of the transactions contemplated hereby, will
(a) violate any constitution, or any material statute, regulation, rule, or any injunction, judgment, order, decree, ruling, charge or other material restriction of any Authority to which Seller or Seller's Shareholder are subject or any provision of the certificate of incorporation or bylaws, as amended, of Seller or Seller's Shareholder; or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any material agreement, contract, lease, license, instrument or other arrangement to which Seller and/or Seller's Shareholder is a party or by which they are bound or which any of the Purchased Assets are subject (or result in the imposition of any Lien, restriction and/or condition upon any of the Purchased Assets).

       3.4    SUBSIDIARIES.   The business of the Election Business is
conducted entirely by the Seller and all assets and properties used in connection with such business are owned, licensed or leased by the Seller. Seller has no subsidiaries which are involved in any way with the conduct of the Election Business.

       3.5    TITLE TO ASSETS.   Seller has good and marketable title to, or a
valid leasehold interest or license interest in, as applicable, the Purchased Assets and the Op-Scan Assets, free and clear of all Liens, restrictions and/or conditions, except for Purchased Assets or Op-Scan Assets disposed, of in the ordinary course of business consistent with past practice since the date of the

Most Recent Balance Sheet of the Election Business.   Seller makes no
representations or warranties respecting the status of Sequoia's title to the Op-Scan Assets in connection with the sale or license of certain of such assets to Purchaser pursuant to the Sequoia License Agreement.

       3.6 FINANCIAL STATEMENTS. The books of account and related records of the Election Business correctly, accurately and completely reflect all of its assets, Liabilities and transactions. Seller has delivered to Purchaser the unaudited statements of income for the Election Business for the fiscal years ended December 31, 1994, December 31, 1995 and December 31, 1996, and the unaudited balance sheet and statement of income as of and for the nine (9) months ended September 30, 1997 (collectively the "Election Business Financial Statements"). The Election Business Financial Statements are attached hereto as Schedule 3.6 and (a) are in accordance with the books and records of Seller,
(b) have been prepared in accordance with GAAP consistently applied, and (c) fairly present the financial condition, assets and Liabilities of the Election Business as at their respective dates and the results of its operations for such fiscal year and period, except that the Election Business Financial Statements lack footnotes and other presentation items and have been prepared based upon certain assumptions as to the allocation of costs, assets and liabilities among Seller's various businesses, which assumptions Seller believes to be reasonable.

       3.7    ABSENCE OF CHANGE.

              (a) Since the Most Recent Balance Sheet Date, there has not been any change in the Election Business which has had or could reasonably be expected to have a Material Adverse Effect on the Election Business. Without limiting the generality of the foregoing sentence, since the Most Recent Balance Sheet Date except as disclosed in Schedule
       3.7 hereto, there has not been:

                     (i) Any sale, lease, transfer or assignment by the Election Business of any of its material assets, tangible or intangible, other than for fair consideration in the ordinary course of business consistent with past practice;

                     (ii) Any agreement, contract, lease or license (or series of related agreements, contracts, leases and/or licenses) entered into by the Election Business involving more than $100,000.00 or $10,000.00 outside the ordinary course of business consistent with past practice;

                     (iii) Any acceleration, termination, modification or cancellation by any Person (including Seller) of any agreement, contract, lease or license (or series of related agreements, contracts, leases and/or licenses) involving more than $100,000.00 to which the Election Business is a party or by which its is bound;

                     (iv) Any material Lien, restriction or condition imposed by Seller upon any of the assets of the Election Business, tangible or intangible;

                     (v) Any capital expenditure (or series of related capital expenditures) made or committed by the Election Business involving more than $100,000.00 or $10,000.00 outside the ordinary course of business consistent with past practice;

                     (vi) Any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and/or acquisitions) by the Election Business involving more than $100,000.00 or $10,000.00 outside the ordinary course of business consistent with past practice;

                     (vii) Any note, bond or other debt security issued or any indebtedness for borrowed money or capitalized lease obligation created, incurred, assumed or guaranteed by the Election Business involving more than $100,000.00 or $10,000.00 outside the ordinary course of business consistent with past practice;

                     (viii) Any delay or postponement in the payment of
              accounts payable or other Liabilities of the Election Business outside the ordinary course of business consistent with past practice;

                     (ix) Any material disposition by the Election Business of or failure to keep in effect any rights in, to or for the use of any Intellectual Property;

                     (x) Any charitable pledge or contribution or any other capital contribution by the Election Business outside of the ordinary course of business consistent with past practice; or

                     (xi) Any other material occurrence, event, incident, action, failure to take action or transaction involving the Election Business outside of the ordinary course of business consistent with past practice.

              (b) Except as set forth on Schedule 3.7 hereto, since December 31, 1996, there has not been:

                     (i)    With the exception of contracts with [           ],
              any cancellation, compromise, waiver or release of any right or claim (or series of related rights and/or claims) by the Election Business involving more than $100,000.00 or $10,000.00 outside the ordinary course of business consistent with past practice other than rights or claims relating to Excluded Assets or Retained Liabilities;

                     (ii) Any material damage, destruction or loss (whether or not covered by insurance) experienced by Seller with respect to any assets or property of the Election Business;

                     (iii) Any loan or other transaction outside of the ordinary course of business between Seller and any of the Employees involving in excess of $10,000.00;

                     (iv) Any employment contract or collective bargaining agreement, written or oral, entered into by Seller involving any Employee, or material modification of the terms of any such existing contract or agreement;

                     (v) Any increase in the base compensation or any payment of bonus compensation to any Employee except in the ordinary course of business consistent with past practice;

                     (vi) Any adoption of, material amendment or modification to or termination of any Employee Benefit Plan or other plan, contract, commitment or arrangement for the benefit of any Employees;

                     (vii) Any other change by Seller in the employment terms for any Employees outside of the ordinary course of business consistent with past practice;

                     (viii) Any material adverse change in pricing practices;
              or

                     (ix) Identification of any material defects in any of the Products the correction of which is reasonably likely to cost in excess of $100,000.

       3.8    UNDISCLOSED LIABILITIES.   Seller does not have any Liability
(and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any Liability) relating to the Election Business or relating to Seller which could have a Material Adverse Effect on the Election Business, except for
(a) Liabilities set forth on the face of or provided for in the Most Recent Balance Sheet; and (b) Liabilities which have arisen after the Most Recent Balance Sheet Date in the ordinary course of business consistent with past practice (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law).

       3.9    LITIGATION AND CLAIMS.   Schedule 3.9 hereto sets forth each
instance in which the Election Business (a) is subject to any outstanding injunction, judgment, order, decree, ruling or charge or (b) is a party or is threatened to be made a party or has been a party within the past three years to any action, suit, proceeding, hearing or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings and investigations set forth in Schedule 3.9 which are pending or threatened can reasonably be expected to result in a Material Adverse Effect on the Election Business.

       3.10   LEGAL COMPLIANCE.   Except as disclosed in Schedule 3.10 hereto
and as to environmental matters which shall be governed by Section 3.12 below, the Election Business has complied and has been conducted in all material respects with all applicable laws, ordinances, rules, regulations and orders of all Authorities, and no notice, citation, summons, charge or order has been issued, no complaint has been filed, no penalty has been assessed and no action, suit, proceeding, hearing, investigation or review is pending or threatened by any Authority against Seller alleging any failure to so comply. Seller has obtained all material licenses, permits, certificates, approvals, authorizations and registrations required to conduct the business of the Election Business, a listing of which is set forth on Schedule 3.10 and copies of which shall be delivered by Seller to Purchaser prior to Closing, and such material licenses, permits, certificates, approvals, authorizations and registrations are current and have not been revoked, suspended, canceled or terminated.

       3.11   REAL PROPERTY; LEASES.

              (a)    The Purchased Assets do not consist of any Owned Real
       Property.

              (b) Seller has delivered to Purchaser correct and complete copies of the leases and subleases, as amended to date, listed in
       Schedule 2.1(g) hereto which constitute all
       leases and subleases for space used in the Election Business other than
       the locations referenced in Section 2.2(b) above.   With respect to each
       such lease or sublease:

                     (i) The lease or sublease is legal, valid, binding, enforceable and in full force and effect;

                     (ii) Except as set forth on Schedule 3.11(b), the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                     (iii) No party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder;

                     (iv) No party to the lease or sublease has repudiated any provision thereof;

                     (v) There are no material disputes, oral agreements or forbearance programs in effect as to the lease or sublease;

                     (vi) With respect to each sublease, the representations and warranties set forth in Sections 3.11(b)(i) through 3.11(b)(v) above are true and correct with respect to the underlying lease;

                     (vii) Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust, imposed a Lien on or encumbered any interest in the leasehold or subleasehold;

                     (viii) All facilities leased or subleased thereunder have
              received all material approvals of Authorities (including licenses, permits, certificates, authorizations and registrations) required in connection with the operation thereof and have been operated and maintained in all material respects in accordance with applicable laws, ordinances, rules and regulations; and

                     (ix) All facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

       3.12   ENVIRONMENTAL MATTERS.    Except as disclosed in Schedule 3.12
hereto, the Election Business (a) has complied with the Environmental Laws in all respects (and no notice, citation, summons, charge or order has been issued, no complaint has been filed, no penalty has been assessed and no action, suit, proceeding, hearing, investigation or review is pending or threatened by any Authority against Seller alleging any such failure to comply), (b) has obtained and been in compliance with all of the terms and conditions of all licenses, permits, certificates, approvals, authorizations and registrations which are required under the Environmental Laws; and (c) has complied in all respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables which are contained in the Environmental Laws.

       3.13 INTELLECTUAL PROPERTY. Schedule 3.13 hereto sets forth all material Intellectual Property and material Intellectual Property Agreements relating to the Election Business. Except for the items described on Schedule 3.13, no other material Intellectual Property is required for the operation of the Election Business in the ordinary course consistent with past practice.
All of the registered Intellectual Property relating to the Election Business is valid and in good standing, and Seller has taken all steps necessary to perfect its ownership of the same and no other Person has or claims any interest with respect thereto. Seller represents that Seller has the valid right to use all of the unregistered Intellectual Property relating to the Election Business. To the Knowledge of Seller, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any of the material Intellectual Property relating to the Election Business.
Seller has not materially interfered with or infringed upon, or misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties in connection with the operation of the Election Business. To the Knowledge of Seller, Seller has not ever received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that the Election Business must license or refrain from using any intellectual property rights of any third party) which could reasonably be expected to have a Material Adverse Effect on the Election Business.

       3.14   ALL ASSETS; CONDITION OF PURCHASED ASSETS.   The Purchased Assets
and Op-Scan Assets include all material assets, properties and contracts which are necessary for the operation of the Election Business as presently conducted, other than assets associated with general corporate operations, accounting, telecommunications and Employee Benefit Plans. Each of the Purchased Assets with a material book value and constituting tangible assets has been maintained in accordance with normal industry practice. The foregoing notwithstanding, Seller and Seller's Shareholder make no representations or warranties respecting the printing press located at Seller's Birmingham, Alabama facility and Purchaser acknowledges that said printing press is being sold as is.

       3.15   INVENTORY.

              (a) Except to the extent reserved against in the Most Recent Balance Sheet of the Election Business, all of the Inventory is merchantable and fit for the purpose for which it was procured or manufactured, and none of the Inventory is slow-moving, obsolete, damaged or defective, subject only to the reserve for inventory write down set forth on the face of such Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller.

              (b) All of the Inventory is the property of Seller, except for sales made in the ordinary course of business consistent with past practice since the Most Recent Balance Sheet Date of the Election Business, and for each of these sales either the Purchaser has made full payment or the purchaser's liability or obligation to make payment is fully reflected in the books of Seller. Except as set forth on Schedule
       3.15 hereto, no part of the Inventory has been pledged as collateral or is held by Seller on consignment from others. The amount of inventory shown on the Effective Date Balance Sheet will be based on quantities determined by physical count or measurement.

       3.16   EMPLOYEES.

              (a) Schedule 3.16 hereto sets forth a complete and accurate list of the following information for each of the Employees as of the date hereof, including each Employee on leave of absence or layoff status: name, job title and current base salary.

              (b) Except as disclosed in Schedule 3.16 hereto, to the Knowledge of Seller, no executive, officer or key Employee or group of Employees has any plans to terminate employment with Seller (other than in connection with the transactions contemplated herein). The Election Business is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes during the preceding five (5) years. The Election Business has not committed any unfair labor practice. No organizational effort is presently being made or threatened by or on behalf of any labor union with respect to the Employees.

              (c)    The commission plans attached hereto as part of Schedule
       3.16 reflect in all material respects all commission plans of the Election Business and no Employee or other person will be entitled to any commission on future sales of the Election Business materially inconsistent with what is provided for under such plans.

       3.17 EMPLOYEE BENEFITS. With respect to each Employee Benefit Plan maintained by Seller, except as set forth in Schedule 3.17 or except as will not have a Material Adverse Effect on the operation of the Election Business by Purchaser; (a) each of the Employee Benefit Plans is being administered in all material respects in accordance with the documents and instruments governing such plan, such documents and instruments are consistent with the provisions of ERISA, and none of the Employee Benefit Plans or the trustees or administrators of the Employee Benefit Plans has breached any fiduciary duty with respect to the Employee Benefit Plans imposed by ERISA, (b) none of Seller, Seller's Shareholder, the Employee Benefit Plans or the trustees or administrators of the Employee Benefit Plans has engaged in any "prohibited transactions" as such term is defined in Section 4975 of the Code (or in Part 4, of Subtitle B of Title I of ERISA) which could subject Seller, any of the Employee Benefit Plans or any trust thereunder or any such trustees or administrators to the tax on or any penalty or sanction with respect to prohibited transactions imposed by
Section 4975 of the Code or any other section of ERISA, (c) each of the Employee Benefit Plans which is a "pension plan" as defined in ERISA has been determined by an appropriate district director of the Internal Revenue Service to be "qualified" within the meaning of Section 401(a) of the Code and none of the principal officers of Seller knows of any facts which would adversely affect the qualified status of any such plans, (d) with respect to each of the Employee Benefit Plans there has been compliance in all material respects with the reporting and disclosure requirements of ERISA, and (e) no representations have been made to participants or beneficiaries with respect to benefits under the Employee Benefit Plans that would entitle them to benefits greater than or in addition to the benefits provided by the actual terms of said plans.
Schedule 3.17 lists all Employee Benefit Plans of Seller in which any of the Employees participate.

       3.18 CUSTOMERS AND SUPPLIERS. Except as indicated in Schedule 3.18 hereto, Seller has no information, nor is it aware of any facts, indicating that any of its customers or suppliers intend to cease doing business with, or materially alter the amount of business that they are doing with Seller and the Election Business in a manner which has caused or could reasonably be expected to cause a Material Adverse Effect on the Election Business.

       3.19 SALES REPRESENTATIVES, DEALERS AND DISTRIBUTORS. Except as set forth in Schedule 3.19 hereto, Seller is not a party to any contract or agreement with any Person under which such other Person is a sales agent, representative, dealer or distributor of any of the Election Business's products and which by its terms cannot be terminated at will or on not more than thirty (30) days' prior notice.

       3.20 MATERIAL CONTRACTS. Schedule 3.20 hereto contains a list of each Assigned Contract which involves the payment of future consideration in excess of $100,000.00 or the delivery in the future of goods or services having a value in excess of $100,000.00, by the Election Business ("Material Contracts of Election Business"). Seller has delivered or made available to Purchaser a correct and complete copy of each written Material Contract of Election Business, as amended to date, listed in Schedule 3.20 hereto. With respect to each such Material Contract of Election Business: (a) the Material Contract of Election Business is legal, valid, binding and enforceable and in full force and effect; (b) except as provided for on Schedule 3.20, the Material Contracts of Election Business will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (c) no party is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under such agreement; and (d) no Person has repudiated any provision of such agreement. Purchaser acknowledges that the contracts of
Seller with [                                               ] for goods and
services has been terminated and that Purchaser shall have no claim against Seller or Seller's Shareholder as a result of the termination of such contracts.

       3.21   INSURANCE.   Schedule 3.21 hereto sets forth a complete and
correct list of all policies of insurance of Seller relating to the Election Business, specifying for each policy the carrier, the risks insured, the
amounts of coverage.   All such policies are outstanding and in full force and
effect and will remain so until the Closing.

       3.22   PRODUCTS LIABILITY/WARRANTY.  Except as disclosed in Schedule
3.22 and as accrued for on the Most Recent Balance Sheet of the Election Business, there are no (a) material Liabilities of the Election Business with respect to any product liability or any similar claim that relates to any products manufactured and/or sold by Seller to others, including, but not limited to, the Products; or (b) material Liabilities of the Election Business with respect to any claim for the breach of any express or implied product warranty or any other similar claim with respect to any products manufactured or sold by Seller other than standard warranty obligations (to replace, repair or refund) made by Seller in the ordinary course of business to purchasers of the Products of Seller.

       3.23 NOTES AND ACCOUNTS RECEIVABLE. Except as set forth on Schedule 3.23, all note and accounts receivable of the Election Business constituting Purchased Assets are and will at the Effective Date be properly reflected on its books and records and will constitute valid receivables subject to no set offs or counterclaims.

       3.24   TAXES.    Seller and/or Seller's Shareholder have and shall have,
with respect to the Election Business and the Purchased Assets, through the Closing Date, (a) timely filed all returns and reports of or for Taxes, including information returns; (b) paid all Taxes which are shown to have come due pursuant to such returns or reports; and (c) paid all other Taxes for which a notice of or assessment or demand for payment has been received other than Taxes being contested in good faith. All such returns or reports have been prepared in all material respects in accordance with all applicable laws and rules and regulations of Authorities and accurately reflect the taxable income (or other measure of Tax) of Seller and/or Seller's Shareholder.

       3.25   FULL DISCLOSURE.   No representation, warranty, covenant or
agreement made by Seller in this Agreement or any certificate, instrument or other document delivered at Closing pursuant hereto will contain any false or misleading statement of a material fact, or omit any material fact required to be stated therein or necessary in order to make the statements therein when viewed as a whole in the context made not false or misleading.

       3.26 INVESTMENT REPRESENTATIONS. Seller (a) acknowledges and understands that the Note has not been, and will not be, registered under the Securities Act of 1933, as amended or any state securities law, and is being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering; (b) is acquiring the Note solely for its own account for investment purposes, and not with a view to distribution thereof;
(c) is a sophisticated investor with knowledge and experience in business and financial matters; (d) has received information concerning Purchaser and has had the opportunity to obtain additional information as necessary in order to evaluate the merits and risks inherent in holding the Note; and (e) is able to bear the economic risk and lack of liquidity inherent in holding the Note.

       3.27 EFFECTIVE DATE BALANCE SHEET OF ELECTION DIVISION. The Effective Date Balance Sheet of the Election Division shall be true, complete and correct in all material respects.

                                   ARTICLE 4.
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

       Purchaser represents and warrants to Seller (which representations and warranties shall be true and correct on the date of execution hereof and as of the Effective Date) as follows:

       4.1 ORGANIZATION; QUALIFICATION AND CORPORATE POWER. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and is duly organized to carry on the business presently being conducted by it. Purchaser is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where qualification is required. Schedule 4.1 hereto lists the jurisdictions in which qualification of Purchaser is required.

       4.2 AUTHORITY AND ENFORCEABILITY. Purchaser has full corporate power and authority to make, execute, deliver and perform this Agreement and the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate action on its part. This Agreement has been duly executed and delivered by Purchaser and constitutes the valid and legally binding obligation of each of Purchaser enforceable in accordance with
its terms and conditions.   Except as disclosed in Schedule 4.2 hereto,
Purchaser is not required to give any notice to, make any filing with or obtain any authorization, consent or approval of any Authority or Person in order for the parties to consummate the transactions contemplated by this Agreement.

       4.3 NONCONTRAVENTION. Neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Authority to which Purchaser is subject or any provision of the certificate of incorporation or bylaws, as amended, of Purchaser; or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Purchaser is a party or by which it is bound or to which any of its assets are subject (or result in the imposition of a Lien, restriction and/or condition upon any of their respective assets).

       4.4    SUBSIDIARIES.   Set forth on Schedule 4.4 hereto is a list of
each subsidiary of Purchaser and each business entity over which the Purchaser has, directly or indirectly, the authority to elect a majority of the Board of Directors or other governing body. Purchaser has no plans to assign any of the Purchased Assets to any other business entity, excluding any subsidiary of Purchaser.

       4.5    ASSETS.   Purchaser has good and marketable title to, or a valid
leasehold interest or license in, as applicable, all of its assets, free and clear of all Liens, restrictions and/or conditions, other than those properly reflected in the Most Recent Balance Sheet of Purchaser.

       4.6    FINANCIAL STATEMENTS.   The books of account and related records
of Purchaser correctly, accurately and completely reflect all of its assets, Liabilities and transactions in accordance with GAAP consistently applied. Purchaser has delivered to Seller the audited (except as otherwise noted) balance sheets and statements of income, changes in stockholders' equity and cash flow for Purchaser as of and for the fiscal years ended September 30, 1996, September 30, 1995, September 30, 1994 and September 30, 1993 and for the nine (9) months ended June 30, 1997 (unaudited) (collectively the "Purchaser Financial Statements"). The Purchaser Financial Statements (including the notes thereto) (a) are in accordance with the books and records of Purchaser;
(b) have been prepared in accordance with GAAP consistently applied; and (c) fairly present the financial condition, assets and Liabilities of Purchaser at their respective dates and the results of its operations and changes in stockholders' equity and cash flow for such fiscal year and period, except that the unaudited financial statements lack footnotes and other presentation items.

       4.7    ABSENCE OF CHANGE.   Since the Most Recent Balance Sheet Date,
there has not been any change in Purchaser which could reasonably be expected to have a Material Adverse Effect on Purchaser.

       4.8    UNDISCLOSED LIABILITIES.   Purchaser does not have any Liability
(and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any Liability), except for (a) Liabilities set forth on the face of or provided for in the Most Recent Balance Sheet of Purchaser (rather than in any notes thereto); and (b) Liabilities which have arisen after the Most Recent Balance Sheet Date in the ordinary course of business consistent with past practice (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law).

       4.9    LITIGATION AND CLAIMS.   Schedule 4.9 hereto sets forth each
instance in which Purchaser (a) is subject to any outstanding injunction, judgment, order, decree, ruling or charge or (b) is a party or is threatened to be made a party or has been a party within the past three (3) years to any action, suit, proceeding, hearing or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings and investigations set forth in Schedule 4.9 which are pending or threatened could reasonably be expected to result in any Material Adverse Effect on

Purchaser. Purchaser does not have any reason to believe that any such action, suit, proceeding, hearing or investigation may be brought or threatened against Purchaser.

       4.10   LEGAL COMPLIANCE.   Except as disclosed in Schedule 4.10 hereto
and as to environmental matters which shall be governed by Section 4.11 below, Purchaser has complied in all material respects with all applicable laws, ordinances, rules, regulations and orders of all Authorities, and no notice, citation, summons, charge or order has been issued, no complaint has been filed, no penalty has been assessed and no action, suit, proceeding, hearing, investigation or review is pending or threatened by any Authority against Purchaser alleging any failure to so comply. Purchaser has obtained all licenses, permits, certificates, approvals, authorizations and registrations required to conduct the business of Purchaser, a listing of which is set forth on Schedule 4.10, and such licenses, permits, certificates, approvals, authorizations and registrations are current and have not been revoked, suspended, canceled or terminated.

       4.11   ENVIRONMENTAL MATTERS.    Except as disclosed in Schedule 4.11
hereto, Purchaser (a) has complied with the Environmental Laws in all respects (and no notice, citation, summons, charge or order has been issued, no complaint has been filed, no penalty has been assessed and no action, suit, proceeding, hearing, investigation or review is pending or threatened by any Authority against Purchaser alleging any such failure to comply), (b) has obtained and been in compliance with all of the terms and conditions of all licenses, permits, certificates, approvals, authorizations and registrations which are required under the Environmental Laws; and (c) has complied in all respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables which are contained in the Environmental Laws.

       4.12   INTELLECTUAL PROPERTY.   Purchaser has the valid right to use all
of the Intellectual Property utilized by Purchaser in the conduct of its business. To the knowledge of Purchaser, no third party has interfered with, infringed upon, misappropriated or otherwise come into contact with any of the material Intellectual Property of Purchaser. Purchaser has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties.

       4.13   ALL ASSETS; CONDITION OF ASSETS.   Purchaser possesses all of the
assets, services, properties and contracts which are necessary for the operation of its business as presently conducted. Purchaser's tangible assets have been maintained in accordance with normal industry practice.

       4.14   INVENTORY.

              (a) Except to the extent reserved against in the Most Recent Balance Sheet of Purchaser, all of the inventory held by Purchaser is merchantable and fit for the purpose for which it was procured or manufactured, and none of such Inventory is slow moving, obsolete, damaged or defective.

              (b) All of the inventory of Purchaser is the property of Purchaser, except for sales made in the ordinary course of business consistent with past practice since the Most Recent Balance Sheet Date, and for each of these sales either the purchaser has made full payment or the purchaser's liability or obligation to make payment is fully reflected on the books of Purchaser. Except as set forth on Schedule
       4.14 hereto, no part of Purchaser's
       inventory has been pledged as collateral or is held by Purchaser on consignment from others. The amount of inventory shown on the Most Recent Balance Sheet of Purchaser is based on quantities determined by physical count or measurement.

       4.15   EMPLOYEES.    Except as disclosed on Schedule 4.15 hereto, to the
Knowledge of Purchaser, no executive, officer or key employee or group of employees of Purchaser has any plans to terminate employment with Purchaser.
No part of Purchaser's business is a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims or unfair labor practices or other collective bargaining disputes during the preceding three (3) years. Purchaser has not committed any unfair labor practice. No organizational effort is presently being made or threatened by or on behalf of any labor union with respect to Purchaser's employees.

       4.16   TAXES.    Purchaser has and shall have through the Closing Date,
(a) timely filed all returns and reports of or for Taxes, including information returns; (b) paid all Taxes which are shown to have come due pursuant to such returns or reports; and (c) paid all other Taxes for which a notice of or assessment or demand for payment has been received. All such returns or reports have been prepared in all material respects in accordance with all applicable laws and rules and regulations of Authorities and accurately reflect the taxable income (or other measure of Tax) of Purchaser.

       4.17   FULL DISCLOSURE.   No representation, warranty, covenant or
agreement made by Purchaser in this Agreement or any certificate, instrument or other document delivered at Closing pursuant hereto will contain any false or misleading statement of a material fact, or omit any material fact required to be stated therein or necessary in order to make the statements therein when viewed as a whole in the context made not false or misleading.

                                   ARTICLE 5.
                             PRE-CLOSING COVENANTS

       The parties hereto agree as follows with respect to the period between the execution of this Agreement and the Closing:

       5.1    GENERAL.   Each of the parties shall use its reasonable best
efforts to take all actions and do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Article 7 below).

       5.2    NOTICES AND CONSENTS.   Each of the parties shall give any
notices to, make filings with and use their reasonable best efforts to obtain any authorizations, consents and approvals of Authorities or Persons in connection with the matters referred to in Sections 2.4(c), 3.2 and 4.2. above. Without limiting the generality of the foregoing, each of the parties shall file or cause to be filed any notification and report forms and related material that may be required to be filed with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, and shall make any further filings pursuant thereto that may be necessary in connection therewith.

       5.3    OPERATION OF BUSINESS OF ELECTION BUSINESS; ACCESS TO
INFORMATION; NOTICE OF DEVELOPMENTS.   From the date of this Agreement to the
Closing, Seller shall:

              (a) Conduct, carry on, maintain and preserve the business of the Election Business, keep available the services of the Employees, agents and representatives of the Election Business, preserve the goodwill of suppliers, customers and others having business relations with it, and maintain the Purchased Assets, as well as its books of account, records and files, all in the ordinary course of business consistent with past practice;

              (b) Not, without the prior written consent of Purchaser except as required under this Agreement, (i) enter into any contract or commitment, waive any right or enter into any other transactions which could cause a Material Adverse Effect on the Election Business and, in the case of any contract or commitment to sell Products or services, which does not provide for a profit margin consistent with past practices other than as proposed or bid to customers prior to the date hereof; (ii) sell, dispose of, mortgage, pledge or subject to any Lien, restriction or condition any of the Purchased Assets other than in the ordinary course of business consistent with past practice; (iii) acquire or agree to acquire by purchase or otherwise any material amount of assets for the Election Business which would be included as part of the Purchased Assets other than in the ordinary course of business; (iv) increase the compensation payable to the Employees (except for increases consistent with past practices); (v) grant any severance or termination pay to, or enter into any employment or severance agreement with any Employee other than in the ordinary course of business consistent with past practice; (vi) commit a breach of or default under any Assigned Contract; (vii) violate any applicable law, regulation, ordinance, order, injunction or decree of any Authority; (viii) fail to file required reports and returns with any Authority; or (ix) fail to promptly pay all taxes, assessments, penalties or tax payments lawfully levied or assessed against it or any of the Purchased Assets;

              (c) Not take or omit to take any action, which action or omission would, or is reasonably likely to, result in (i) any of the representations and warranties of Seller and Seller's Shareholder set forth in this Agreement becoming untrue; or (ii) any of the conditions to Closing set forth in Article 7 not being satisfied;

              (d) Furnish or deliver to Purchaser and Purchaser's representatives all documents, records and information concerning the affairs of the Election Business and the Purchased Assets as Purchaser may reasonably request in connection with Purchaser's due diligence investigation of the Election Business; and

              (e) Give prompt written notice to Purchaser of any event or occurrence of which either Seller or Seller's Shareholder is aware and which is causing or may cause a breach of any of the representations and warranties in Article 3 above, or of any other event or occurrence that has or is reasonably likely to have a Material Adverse Effect on the
       Election Business.   No disclosure by Seller pursuant to this Section
       5.3, however, shall be deemed to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

       Seller represents and warrants to Purchaser that Seller has complied with and observed each of the covenants in this Section 5.3 since the Effective Date.

       5.4    OPERATION OF BUSINESS OF PURCHASER; ACCESS TO INFORMATION; NOTICE
OF DEVELOPMENTS.   From the date of this Agreement to the Closing, Purchaser
shall:

              (a) Conduct, carry on, maintain and preserve the business of Purchaser, keep available the services of its employees, agents and representatives, preserve the good will of suppliers, customers and others having business relations with it, and maintain its assets and properties, as well as its books of account, records and files, all in the ordinary course of business consistent with past practice;

              (b) Not take or omit to take any action, which action or omission would, or is reasonably likely to, result in (i) any of the representations and warranties of Purchaser set forth in this Agreement becoming untrue; or (ii) any of the conditions to Closing set forth in
       Article 7 not being satisfied;

              (c) Furnish or deliver to Seller and Seller's representatives all documents, records and information concerning the affairs of the Purchaser as Seller may reasonably request in connection with Seller's due diligence investigation of Purchaser; and

              (d) Give prompt written notice to Seller of any event or occurrence of which Purchaser is aware and which is causing or may cause a breach of any of the representations and warranties in Article 4 above, or of any other event or occurrence that has or is reasonably likely to have a Material Adverse Effect on Purchaser. No disclosure by Purchaser pursuant to this Section 5.4, however, shall be deemed to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

       Purchaser represents and warrants to Seller and Seller's Shareholder that Purchaser has complied with and observed each of its covenants in this
Section 5.4 since the Effective Date.

       5.5    SUBSEQUENT ACQUISITION PROPOSALS.   Neither Seller nor Seller's
Shareholder shall, nor shall they permit any Affiliate of, or director, officer or employee of, or any investment banker, attorney, accountant or other representative or agent retained by, or acting with the authority of, either of them to solicit, initiate, encourage (including by way of furnishing information), endorse or enter into any agreement with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may be reasonably expected to lead to, any Acquisition Proposal (as defined below). Without limiting the generality of the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any such director, officer or employee of Seller, Seller's Shareholder or any of their Affiliates, or any investment banker, attorney, accountant or other representative or agent, whether or not such Person is purporting to act on behalf of Seller and/or Seller's Shareholder, shall be deemed to be a breach and violation of this Section 5.5 by Seller and Seller's Shareholder. Notwithstanding the foregoing, prior to the Closing, Seller may, directly or indirectly, furnish information and access, in each case in response to unsolicited requests therefor, to any Person pursuant to appropriate confidentiality agreements and may participate in discussions and negotiate with such Person concerning any Acquisition Proposal, if Seller's board of directors determines in its good faith judgment that such action is appropriate in furtherance of the best interests of the shareholders of Seller's Shareholder. In addition, Seller may direct its officers and other appropriate personnel to cooperate with and be reasonably available to consult with any such Person. In no event will Seller, Seller's Shareholder or any of their Affiliates, enter into any agreement with any Person with respect to any
Acquisition Proposal while this Agreement is in effect.   Except for the sole
purpose of implementing the termination of this Agreement as permitted under
Section 9.1(d) below, Seller's and Seller's Shareholder's boards of directors will not approve or recommend any Acquisition Proposal or any other acquisition of the Election Business or any of the Purchased Assets other than the transactions contemplated by this

Agreement. Seller will promptly communicate to Purchaser the terms of any proposal, discussion or negotiation (no matter how preliminary) and the identity of the Person making such proposal which they, or any one of them, may receive in respect to any actual or potential Acquisition Proposal. For purposes of this Agreement, "Acquisition Proposal" shall mean any proposal, other than a proposal by Purchaser or any of its Affiliates, for a merger, exchange of capital stock or other business combination involving Seller or any proposal or offer to acquire in any manner substantial equity interests in Seller or a substantial portion of its assets, including, but not limited to, the Purchased Assets.

       5.6 WARN ACT. Seller shall take all actions, including, but not limited to, the provision of timely and appropriate notice, consistent with and in full compliance with the requirements of the WARN Act and any other applicable state, local or foreign law, to the Employees with respect to any Employee termination and/or plant closing event(s) triggering such requirements as a result of the transactions contemplated hereby. Seller shall provide Purchaser with a copy of such notice(s) at least seven (7) days prior to their distribution to Employees. Seller shall be solely responsible for any Liability resulting from violation of the WARN Act or any other applicable state, local or foreign law as a result of any termination of Employees and/or plant closing and for any obligation to provide notice to such Employees.

       5.7 UPDATED SELLER SCHEDULES. Not later than the Closing, Seller shall deliver to the Purchaser proposed amendments to the schedules called for in Article 3 necessary to cause the representations and warranties provided for therein, as modified by such schedules, to be true and correct.
Notwithstanding the delivery of proposed amendments to the schedules provided for herein, no such proposed amendment shall actually amend any schedule to this Agreement without the written consent of the Purchaser, and no such proposed amendment shall constitute an admission of liability by Seller or Seller's Shareholder or be admissible for any purpose in connection with any legal or other proceeding seeking to enforce any remedy of Purchaser hereunder. The fact that the Purchaser proceeds with Closing after receipt of such proposed amendments to any schedule shall not be construed as a consent of the Purchaser to such proposed amendments or as a waiver of any claim which the Purchaser may have with respect thereto.

       5.8 UPDATED PURCHASER SCHEDULES. Not later than the Closing, Purchaser shall deliver to Seller proposed amendments to the schedules called for in Article 4 necessary to cause the representations and warranties provided for therein, as modified by such schedules, to be true and correct. Notwithstanding the delivery of proposed amendments to the schedules provided for herein, no such proposed amendment shall actually amend any schedule to this Agreement without the written consent of Seller, and no such proposed amendment shall constitute an admission of liability by Purchaser or be admissible for any purpose in connection with any legal or other proceeding seeking to enforce any remedy of Seller hereunder. The fact that Seller proceeds with Closing after receipt of such proposed amendments to any schedule shall not be construed as a consent of Seller to such proposed amendments or as a waiver of any claim which Seller may have with respect thereto.

                                   ARTICLE 6.
                       CLOSING AND POST-CLOSING COVENANTS

       The parties hereto agree as follows with respect to the period as of and following the Closing:

       6.1    GENERAL.    In case at any time after the Closing any further
action is necessary or desirable to carry out the purposes of this Agreement, each of the parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article 8 below). Seller acknowledges and agrees that from and after the Closing, Purchaser shall be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Purchased Assets except to the extent that any such documents, books, records (including Tax records), agreements and financial data shall constitute Excluded Assets.

       6.2 POST-CLOSING COOPERATION, ACCESS TO INFORMATION AND RETENTION OF RECORDS.

              (a) Without limiting the generality of Section 6.1 above, Seller and Seller's Shareholder and Purchaser shall cooperate fully with each other after the Closing so that each party has access to the business records, contracts and other information existing at the Closing Date and relating in any manner to the Purchased Assets, the Assumed Liabilities or the conduct of the Election Business (whether in the possession of Seller, Seller's Shareholder or Purchaser). In addition, to the extent that Purchaser has possession of any business records, contracts or other information which Seller is obligated, pursuant to the Sequoia Agreement or the Operating Agreement to Sequoia, Purchaser shall be obligated to cooperate with Seller and Sequoia with regard thereto. No files, books or records existing at the Closing Date and relating in any manner to the Purchased Assets, the Assumed Liabilities or the conduct of the Election Business shall be destroyed by any party for a period of six (6) years after the Closing Date without giving the other party at least thirty (30) days prior written notice, during which time such other party shall have the right (subject to the provisions of the next succeeding paragraph) to examine and to remove any such files, books and records prior to their destruction.

              (b)    The access to files, books and records contemplated by
       Section 6.2(a) above shall be during normal business hours and upon not less than two (2) days prior written request, shall be subject to such reasonable limitations as the party having custody or control thereof may impose to preserve the confidentiality of information contained therein as contemplated in Section 10.1 below, and shall not extend to material subject to a claim of privilege unless expressly waived by the party entitled to claim the same.

              (c) To the extent that any asset, contract, property or right would be a Purchased Asset but for the application of Sections 2.2(a) or
       (j) and such asset, contract, property or right is material to the conduct of the Election Business consistent with past practice, the parties agree to divide such items in proportion to their business use, or to exchange proportionate value, or to otherwise offer reasonable accommodation such that they will be able to operate their respective businesses following the Effective Date.

       6.3    TRANSITION.   During the five years following the Closing,
neither Seller nor Seller's Shareholder shall take any action that is intended to have the effect of discouraging any lessor, licensor, customer, supplier, sales representative, dealer, distributor or other business associate of Seller with respect to the Election Business from maintaining the same business relationships with Purchaser as it maintained with Seller prior to the Closing.

       6.4    EMPLOYEE MATTERS.   Seller and Seller's Shareholder shall take
all action required to assure that Purchaser experiences no Liability with respect to Seller's Employee Benefit Plans. Without limiting the generality of the foregoing, Seller agrees to take all actions as required by applicable law to offer continuation of insurance coverage to any terminated Employees under COBRA rules.

       6.5 CERTAIN TAXES. Seller and Purchaser shall share equally all state and local sales, use, transfer, recording and other similar taxes and fees with respect to the sale and purchase of the Purchased Assets.

       6.6 NONCOMPETITION, NONINTERFERENCE AND CONFIDENTIALITY AGREEMENT. At the Closing, Seller and Seller's Shareholder on the one hand and Purchaser, AIS Investors, Inc., Purchaser's parent company ("AISI") and McCarthy Group, Inc., on the other, shall enter into a mutual Noncompetition, Noninterference and Confidentiality Agreement, substantially in the form of Exhibit 6.6 hereto (the "Noncompetition, Noninterference and Confidentiality Agreement").

       6.7 BRC LICENSE AGREEMENT. At the Closing, Seller's Shareholder, Seller and Purchaser shall enter into a License Agreement in the form of
Exhibit 6.7 hereto (the "BRC License Agreement").

       6.8 CREDIT ARRANGEMENTS. Prior to the Closing, Purchaser and Majority Stockholders shall arrange for Purchaser to obtain financing sufficient to permit Purchaser to make the cash payments to Seller contemplated hereunder and Seller shall have been provided evidence, reasonably satisfactory to Seller, thereof. Prior to the Closing, Purchaser and Majority Stockholders shall arrange for each condition precedent to any lender advancing funds under the agreement contemplated by the foregoing sentence, to have been satisfied or waived and Purchaser shall either have available to it the funds necessary to consummate the transactions contemplated by it hereunder or such funds shall be available, without restriction, subject only to the occurrence of the Closing.

       6.9 CAPITAL CONTRIBUTION. Majority Stockholders shall contribute not less than $10 million to the capital of Purchaser prior to Closing.

       6.10 ADDITIONAL FINANCIAL STATEMENTS. After Closing, Seller shall cooperate with Purchaser preparing the necessary financial statements with respect to the Election Business as may be necessary in order for Purchaser to consummate a public offering of its common stock which shall include, without limitation, arranging for audited financial statements for the Election Business.

       6.11 COMMISSION. The parties acknowledge that Seller has incurred expense for research and development in connection with a proposal to
provide election  hardware  to the [ ] (the "[                   ] Customers").
The parties further anticipate that a contract from one or more of the [ ] Customers may be awarded prior to the Closing Date, but in all events, all performance under any such contract, regardless if it is awarded before or after the Closing Date, will be rendered by Purchaser. Seller agrees to provide Purchaser general consultation with respect to the election hardware
equipment proposed to be delivered to the [        ] Customers.  In
consideration of such consultation, Purchaser agrees that in the event that Purchaser receives any such contract prior to April 30, 1999 (either through award to it or through assuming it as an Assigned Contract), Purchaser shall pay Seller a commission equal to the product of (a) the sum of
(i) the revenue collected minus (ii) the direct production costs associated with producing goods provided under such contracts and minus (iii) any commission payable to Persons other than Employees multiplied by (b) 50%, but not to exceed a total commission amount of $2,000,000.00, provided, however, no more than $1,000,000.00 of said total commission amount may be earned on any contract awarded after April 30, 1998. For purposes hereof, direct production costs shall not include amortization of intangible assets or selling, general or administrative expenses and shall be determined in accordance with GAAP.
Any commission becoming due under this Section 6.13 from Purchaser to Seller shall be due and payable within ten (10) days of receipt by Purchaser of the
proceeds under such contract from either of the [            ] Customers.

       6.12 LIMITATION ON DEBT. While the Note remains outstanding, Purchaser agrees not to incur term debt in the aggregate in excess of $27,500,000.00 plus working capital debt extended by Purchaser's primary lender from time to time and shall not reborrow under such term debt. Seller shall execute and deliver a subordination agreement with Purchaser's primary lender subordinating the indebtedness under the Note and the security interest in the assets of Purchaser and providing, in addition to other terms reasonably deemed appropriate by such primary lender, that Seller will be entitled to receive interest payments on the Note currently if both before and after the payment Purchaser is not in default under the Purchaser's credit arrangement with the primary lender. No provision of any subordination agreement between Seller and the Purchaser's primary lender shall require that the Seller waive any rights it may have with respect to any collateral pledged to it by any shareholder of the Purchaser or of AISI or that Seller permit any such collateral to become subject of any lien in favor of the Purchaser's primary lender. Notwithstanding the foregoing, the Purchaser shall use reasonable efforts to secure for the Seller the right to exercise as many of the rights of Seller set forth in the Collateral Agreements, notwithstanding the continuing existence of any indebtedness to the Purchaser's primary lender as shall be possible. In addition, the Purchaser shall use reasonable efforts to obtain for the Seller and Seller's Shareholder, the right to purchase, at par and without penalty, any indebtedness or other obligations to such primary lender and to receive an assignment from such lender, without recourse, of such lender's rights under any loan agreement and all guarantees, pledge agreement and the like, at any time that the Purchaser shall be in default thereunder. Seller covenants with Purchaser that Seller will perform its obligations under any subordination agreement entered into with Purchaser's primary lender.

       6.13 HARDWARE PAYMENT COMPONENT. Purchaser specifically acknowledges and agrees that the Purchased Assets and the Op-Scan Assets do not include the Hardware Payment Component and that the Purchaser, or, if requested by Seller, a mutually agreed upon third party trustee, shall serve as the trustee for purposes of initial receipt of all payments relating to the underlying customer contracts and shall divide and distribute such payments based on Schedule 2.2(d). Purchaser will be responsible to Seller for collection of the Hardware Purchase Component and liable for performance of the related service commitments of the underlying customer contracts. All payments of the Hardware Payment Component shall be remitted to Seller within ten (10) days of the end of the month of receipt of such payment. The same timing of remittance shall be true in the case of amounts due the Purchaser in the case of administration of payment receipts by a third party trustee.

       6.14 SALE OF OP-SCAN ASSETS. Seller shall use its reasonable best efforts to cause the transactions contemplated by the Sequoia Agreement to be consummated concurrently with the Closing.

       6.15 OPERATING AGREEMENT. At the Closing, Seller's Shareholder, Seller and Purchaser shall enter into the Operating Agreement with Sequoia in the form of Exhibit 6.15 hereto (the "Operating Agreement").

       6.16 SALES REPRESENTATIVE AGREEMENT. At the Closing, Seller and Purchaser shall enter into a Sales Representative Agreement in the form of
Exhibit 6.16 hereto (the "Sales Representative Agreement").

       6.17 SPECIFIC SEVERANCE LIABILITY. In the event that at the time of Closing the Assigned Contracts include any written agreements with [ ] providing for severance pay, Seller and Seller's Shareholder shall remain
responsible for any amounts becoming payable to [               ] for severance
pay under said agreements, regardless of the circumstances under which the duty to pay severance pay arises. In the event that at the time of Closing there
are no written agreements with [                ] covering severance issues, as
between the parties to this Agreement, Seller and Seller's Shareholder shall
remain responsible for any severance pay due to [           ] upon termination
of his employment by Purchaser regardless of the circumstances of termination to the extent based on any oral agreements or alleged oral agreements made by
Seller or Seller's Shareholder with [              ].  The obligations of
Seller and Seller's Shareholder under this Section 6.17 shall not be subject to the terms of Section 8.4(c) below.

                                   ARTICLE 7.
                        CONDITIONS PRECEDENT TO CLOSING

       7.1    CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION.   The obligation
of Purchaser to purchase the Purchased Assets, assume the Assumed Liabilities and otherwise consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction, at or prior to the Closing, of
all of the conditions set forth in this Section 7.1.   Purchaser may waive any
or all of these conditions (except the condition set forth in Section 7.1(e) or (h)) in whole or in part without prior notice provided no such waiver shall constitute a waiver by Purchaser of any of its other rights or remedies, at law or in equity, for breach or default by Seller and/or Seller's Shareholder of any of their representations, warranties or covenants in this Agreement.

              (a) The representations and warranties by Seller and Seller's Shareholder contained in Sections 3.1(a) and (c), 3.2 and 3.3(a) shall be true and correct when made and on and as of the Closing Date in all respects and the representations and warranties by Seller and Seller's Shareholder in the remaining sections of Article 3 shall be true and correct when made and on and as of the Effective Date.

              (b) Seller and/or Seller's Shareholder has performed and complied with in all material respects with its covenants, agreements and obligations specifically set forth in Sections 2.7, 2.8 and 5.7, provided Seller and/or Seller's Shareholder's actions under Section 5.7 shall not constitute a condition precedent to the Purchaser's obligation to consummate the transactions herein on the account of the actual content, or changes, which are made by Seller to such schedules. Notwithstanding the foregoing, failure of Seller and/or Seller's Shareholder to perform, comply with or satisfy any of its covenants, agreements and obligations specifically set forth in any other Section of this Agreement shall be deemed to be a condition to Closing if such failure to perform, comply with or satisfy such covenant, agreement or obligation could reasonably be expected to result in claims for indemnification by Purchaser under Section 8.2(a) in excess of $15,000,000.00 in the aggregate.

              (c) No action, suit or proceeding shall be pending or threatened before any Authority wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent the consummation of any of the transactions contemplated by this Agreement;
       (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; (iii) materially and adversely affect the right of Purchaser to own the Purchased Assets and the Op-Scan Assets to be sold or licensed to Purchaser pursuant to the Sequoia Agreement as a whole or operate the Election Business.

              (d) Purchaser shall have received a certificate or certificates from Seller and Seller's Shareholder, dated as of the Closing Date, certifying that the conditions specified in Sections 7.1(a)-(c) above have been satisfied in all respects.

              (e) Seller and/or Seller's Shareholder shall have taken all action required of Seller and/or Seller's Shareholder and shall have procured and delivered to Purchaser all Material Contract Consents contemplated by Section 2.4(c) above and all applicable waiting periods (including any extensions thereof) under the HSR Act shall have expired or otherwise been terminated and all objections of the States to the transactions herein shall have been resolved to satisfaction of Purchaser.

              (f)    Seller shall have fully complied with the provisions of
       Section 5.6 above, if applicable.

              (g) Seller and Seller's Shareholder shall have each executed and returned the Noncompetition, Noninterference and Confidentiality Agreement dated as of the Effective Date.

              (h) Seller, Seller's Shareholder and Sequoia shall have consummated the sale of the Op-Scan Assets to Sequoia in accordance with the terms of the Sequoia Agreement.

              (i) Seller and Sequoia shall have entered into the Operating Agreement dated as of the Closing Date.

              (j) Sequoia shall have executed and returned the Sequoia License Agreement dated as of the Effective Date.

              (k) Seller and Seller's Shareholder shall have executed and returned the BRC License Agreement dated as of the Effective Date.

              (l) Seller and Sequoia shall have executed and returned the Sales Representative Agreement dated as of the Effective Date.

              (m) Purchaser shall have received from counsel to Seller an opinion in form and substance as set forth in Exhibit 7.1(m) hereto addressed to Purchaser and dated as of the Effective Date.

              (n) Purchaser shall have received a certificate of good standing or existence, as applicable, of the Seller, dated not more than seven (7) days prior to the Effective Date.

       7.2    CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS.   The obligations
of Seller to sell the Purchased Assets and otherwise consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction, at or prior to the Closing, of all of the conditions set forth in this Section 7.2. Seller may waive any or all of these conditions (except the condition set forth in Section 7.2(f)) in whole or in part without prior notice.

              (a) The representations and warranties by Purchaser contained in Sections 4.1(a), 4.2 and 4.3(a) shall be true and correct when made and on and as of the Closing Date in all respects, and the representations and warranties by Purchaser in the remaining sections of
       Article 4 shall be true and correct when made and on and as of the Effective Date.

              (b) Purchaser shall have performed and complied in all material respects its covenants, agreements and obligations specifically set forth in Section 5.8, provided Purchaser's actions under Section 5.8 shall not constitute a condition precedent to the Seller's or Seller's Shareholder's obligation to consummate the transactions herein on the account of the actual content, or changes, which are made by Purchaser to such schedules. Notwithstanding the foregoing, except for the obligations described in Section 2.7 and 6.9, failure of Purchaser, AISI or the Majority Shareholders to perform, comply with or satisfy any of its covenants, agreements and obligations specifically set forth in any other Section of this Agreement shall be deemed to be a condition to Closing if such failure to perform, comply with or satisfy such covenant, agreement or obligation could reasonably be expected to result in claims for indemnification by Seller or Seller's Shareholder under
       Section 8.2(b) in excess of $5,000,000.00 in the aggregate.

              (c) No action, suit or proceeding shall be pending or threatened before any Authority wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent the consummation of any of the transactions contemplated by this Agreement; or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

              (d) Seller shall have received a certificate from Purchaser, dated as of the Closing Date, certifying that the conditions specified in Sections 7.2(a)-(c) above have been satisfied.

              (e) Purchaser shall have taken all actions required under, and shall have procured all third party consents contemplated by, Section
       4.2 above, and all applicable waiting periods (including any extensions thereof) under the HSR Act shall have expired or otherwise been terminated and all objections of the States to the transactions contemplated herein shall have been resolved to the satisfaction of Seller and Seller's Shareholder.

              (f) Seller, Seller's Shareholder and Sequoia shall have consummated the sale of the Op-Scan Assets to Sequoia in accordance with the terms of the Sequoia Agreement.

              (g) Seller and Sequoia shall have executed and delivered the Operating Agreement dated as of the Closing Date.

              (h) Seller and Seller's Shareholder shall have executed and delivered the BRC License Agreement dated as of the Effective Date.

              (i) Seller and Sequoia shall have executed and delivered the Sales Representative Agreement dated as of the Effective Date.

              (j) The Majority Stockholders shall have contributed capital to Purchaser as contemplated in Section 6.9.

              (k) Purchaser's primary lender shall have entered into a subordination agreement with Seller containing the material terms contemplated in Section 6.12 above.

              (l) Seller shall have received from counsel to Purchaser an opinion in form and substance as set forth in Exhibit 7.2(l) hereto addressed to Seller and dated as of the Effective Date.

              (m) Seller shall have received a Certificate of good standing or existence, as applicable, of the Purchaser, dated not more than seven
       (7) days prior to the Closing Date.

              (n) Seller shall have received the Note and the Collateral Agreements duly executed by Purchaser.

       7.3    [              ] LITIGATION.  Seller and Seller's Shareholder
agree that notwithstanding the fact that the Excluded Assets include tort and
fraud claims against [                       ], [                 ] and [ ],
without the prior written consent of Purchaser, which consent will not be unreasonably withheld, Seller and Seller's Shareholder will not initiate litigation pursuing said claims and will only raise said claims as a defense or in a counterclaim in connection with litigation commenced against Seller or Seller's Shareholder by said parties. Purchaser agrees that in the event that Purchaser initiates litigation or otherwise enters into a settlement with any or all of the [ ] parties in connection with contract claims, resulting in Purchaser realizing a positive recovery net of legal fees and expenses, Purchaser shall remit one-half of said positive recovery to Seller within ten
(10) days of receipt of same by Purchaser.

                                   ARTICLE 8.
                                INDEMNIFICATION

       8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in Sections 3.1 through 3.5, 3.12 and 3.24 shall survive the Closing until expiration of any applicable limitations periods and the remaining representations and warranties in Article 3 shall survive the Closing until the second anniversary of the Effective Date. The representations and warranties contained in Sections 4.1 through 4.4, 4.9 and
4.10 hereof shall survive the Closing until expiration of any applicable limitations period and the remaining representations and warranties in Article 4 shall survive the Closing until the second anniversary of the Effective Date.

       8.2    INDEMNIFICATION OBLIGATIONS.

              (a) Seller and Seller's Shareholder shall jointly and severally indemnify Purchaser and hold Purchaser harmless from and against any and all Adverse Consequences arising out of, resulting from, relating to, in the nature of or caused by:

                     (i) Any breach or inaccuracy of any representation, warranty, covenant or agreement made by Seller and/or Seller's Shareholder in this Agreement or in any agreement, certificate, instrument or other document delivered by Seller and/or Seller's Shareholder in connection with the Closing;

                     (ii) The ownership or operation of the Purchased Assets or the Election Business prior to the Effective Date (except to the extent included in the Assumed Liabilities);

                     (iii)  The Retained Liabilities;

                     (iv) Any and all Taxes with respect to all past fiscal years of Seller and the period ending on the Effective Date and all deficiencies, interest or penalties in connection therewith that may at any time be asserted or assessed against Seller or Purchaser as transferee or otherwise, by or to any Authority.

                     (v) Any Liability or other obligation to the Employees of Seller with respect to any of the Employee Benefit Plan of Seller or Seller's Shareholder;

                     (vi) Any (A) investigation and clean-up arising from a release or threatened release of hazardous substances on, in or about the Owned Real Property or Leased Real Property by or on behalf of Seller or any third party prior to the Effective Date,
              (B) investigation, preparing, prosecuting or defending any litigation or proceeding, commenced or threatened, relating to violations (and remediation and the abatement of violation) of any Environmental Law by Seller or any third party prior to the Effective Date; and (C) the correction of any condition which constitutes a violation of any Environmental Law by Seller or any third party occurring prior to the Effective Date.

                     (vii) All matters disclosed or which should be disclosed on Schedule 3.9.

                     (viii) Subject to Section 8.3(e), the failure to obtain
              any consent to assignment by Seller to Purchaser of any Contract (other than the leases listed in Schedule 2.1(g)); provided, that the Purchaser shall not be entitled to indemnification under this
              Section 8.2(a)(viii) with respect to any Contract if the Adverse Consequences suffered by Purchaser with respect to such Contract do not exceed $100,000.00 unless and then only to the extent the aggregated Adverse Consequences with respect to all such Contracts having Adverse Consequences that are less than $100,000.00 exceeds $100,000.00 in total; provided further, that the Liability of Seller and Seller's Shareholder under this
              Section 8.2(a)(viii) shall be limited to two-thirds of any Adverse Consequences to which this Section applies.

                     (ix) The failure to obtain any consent to assignment by Seller to Purchaser of the leases for the production facilities located in Addison, Texas and Birmingham, Alabama as described on
              Schedule 2.1(g); provided that the Liability of Seller and Seller's Shareholder under this Section 8.2(a)(ix) shall be limited to eighty percent (80%) of any Adverse Consequences to which this Section applies.

              (b) Purchaser shall indemnify Seller and Seller's Shareholder and hold each harmless from and against any and all Adverse Consequences arising out of, resulting from, relating to, in the nature of or caused by:

                     (i) Any breach or inaccuracy of any representation, warranty, covenant or agreement made by Purchaser in this Agreement or in any agreement, certificate, instrument or other document delivered by Purchaser in connection with the Closing;

                     (ii) The ownership or operation of the Purchased Assets, the Election Business and Seller's business on or after the Effective Date (except to the extent included in the Retained Liabilities);

                     (iii)  The Assumed Liabilities;

                     (iv) Any and all Taxes of Purchaser and Purchaser's business and all deficiencies, interest or penalties in connection therewith that may at any time be asserted or assessed against Purchaser by or to any Authority (except to the extent included in the Retained Liabilities);

                     (v) Any Liabilities associated with the Restricted Interests or any transaction contemplated between Purchaser, Sequoia and Seller, or any of them in connection therewith as provided in Section 2.4(e);

                     (vi) All Liabilities of Purchaser arising from or related to any transaction between Purchaser and any of the Employees, or any matter relating to any offer of employment by Purchaser to any of the Employees; and

                     (vii) Any (A) investigation and clean-up arising from a release or threatened release of hazardous substances on, in or about any real property owned or leased by or on behalf of Purchaser prior to the Effective Date, (B) investigation, preparing, prosecuting or defending any litigation or proceeding, commenced or threatened, relating to violations (and remediation and the abatement of violation) of any Environmental Law by Purchaser or any third party prior to the Effective Date; and (C) the correction of any condition which constitutes a violation of any Environmental Law by Purchaser or any third party occurring prior to the Effective Date.

       8.3    MATTERS INVOLVING THIRD PARTIES.

              (a) If any third party shall notify any party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other party (the "Indemnifying Party") under this Section 8.3, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

              (b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party claim with counsel of its choice reasonably satisfactory to the

       Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will defend the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, and (iii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

              (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8.3(b), (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim,
       (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld or delayed unreasonably), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld or delayed unreasonably).

              (d) In the event any of the conditions in Section 8.3(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses) except under Section 8.3(b)(ii), in which case the Indemnifying Party shall only be required to reimburse the Indemnified Party for one-half of the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (iii) the Indemnifying Parties will remain responsible for any Adverse Consequences of the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 8.3.

              (e) Notwithstanding Section 8.2(a)(viii), Seller and Seller's Shareholder shall not have any Liability to Purchaser to the extent that
       (i) Purchaser has not given reasonable notice to Seller that circumstances likely to give rise to Adverse Consequences exist and permitted Seller to attempt to mitigate its Liability with regard thereto, (ii) any Adverse Consequences related to any failure by Purchaser to perform the obligations of Seller under any Restricted Interest consistent with the terms thereof except in the case where the other party to the Restricted Interest did not permit Purchaser to perform such obligations by reason of the failure to obtain consent to the assignment of such Restricted Interest to Purchaser, or (iii) the Restricted Interest in question is not assigned because it terminates in accordance with its terms, including any provision permitting termination for convenience or lack of funding.

       8.4    GENERAL INDEMNIFICATION PROCEDURES.

              (a) A party seeking indemnification pursuant to this Article 8 shall give prompt notice to the party from whom such indemnification is sought of the assertion of any claim, or the commencement of any action, suit or proceeding, in respect of which indemnity may be sought pursuant to this Article 8 and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give such notice shall not relieve the Indemnifying Party of any Liability hereunder (except to the extent that the Indemnifying Party has suffered actual prejudice thereby). Any time limitation specified in Section 8.1 above shall not apply to claims which have been the subject of notice from the Indemnified Party to the Indemnifying Party given in good faith prior to the expiration of such period, which notice specifies in reasonable detail the nature and basis of such claim.

              (b) For purposes of this Article 8, any and all references to a "Material Adverse Effect" in Seller's and Seller's Shareholder's representations and warranties shall be disregarded. For purposes of calculating the monetary amount of Adverse Consequences for which any claim may be made, a credit will be given to the extent of any insurance or other recovery received by Purchaser or Seller and Seller's Shareholder, as the case may be, resulting from such Adverse Consequences or from the subject matter giving rise to such Adverse Consequences.

              (c) Neither Seller and/or Seller's Shareholder shall be required to indemnify Purchaser pursuant to this Article 8 unless or until the aggregate monetary amount of Adverse Consequences suffered by Purchaser exceeds $300,000.00, and in such event, Purchaser shall be entitled to indemnification for all Adverse Consequences including the initial $300,000.00.

              (d) Purchaser shall not be required to indemnify Seller or Seller's Shareholder pursuant to this Article 8 unless or until the aggregate monetary amount of Adverse Consequences suffered by Seller or Seller's Shareholder exceeds $100,000.00 and in such event, Seller or Seller's Shareholder shall be entitled to indemnification for all adverse consequences including the initial $100,000.00.

       8.5    SET OFF.   Purchaser retains the right to set off any amounts due
to Purchaser from Seller or Seller's Shareholder pursuant to this Article 8 against the Note; provided, however, there shall be no set off rights unless and until the aggregate amounts due to Purchaser pursuant to this Article 8 exceed $500,000.00 and then only to the extent such amounts exceed $500,000.00 up to a maximum set off right of $5,000,000.00. This Section 8.5 shall not limit Seller's rights to enforce the Note in full, subject only to amounts lawfully offset.

                                   ARTICLE 9.
                                  TERMINATION

       9.1    TERMINATION.   This Agreement may be terminated at any time prior
to Closing:

              (a)    By mutual written consent of Purchaser and Seller;

              (b) By Purchaser or Seller if the Closing shall not have occurred by December 31, 1997, if all conditions precedent to the terminating party's obligation to proceed with the transactions contemplated by this Agreement have not been satisfied and such terminating party does not desire to waive such condition(s); provided, however, that this right to terminate the Agreement shall not be available to any party whose intentional failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date; or

              (c)    [INTENTIONALLY LEFT BLANK.]

              (d)    (i)    By Purchaser if, prior to the Closing and pursuant
              to Section 5.5 above, Seller's board of directors or a committee thereof shall have withdrawn or modified in any manner adverse to Purchaser its approval or recommendation of this Agreement and the transactions contemplated hereunder or shall have recommended another merger, consolidation, business combination with or acquisition of Seller or its assets, or a tender offer for the capital stock of Sellers, with or by another Person, other than Purchaser or any of its Affiliates, or shall have resolved to do any of the foregoing.

                     (ii)   By Seller if, prior to the Closing and pursuant to
              Section 5.5 above, its board of directors or a committee thereof by resolution determines that a bona fide proposal or offer by another Person, other than Purchaser or its Affiliates, to consummate a transaction with Seller is more favorable to Seller's Shareholder than the transactions contemplated under this Agreement including, without limitation, if the board of directors of Seller accepts an Acquisition Proposal from another Person of a nature permitted by Section 5.5.

       9.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Purchaser or Seller as provided in Section 9.1 above, all obligations of the parties under this Agreement shall terminate without Liability of any party to any other party, except (a) that the obligations set forth in Sections 10.1 through 10.5 below shall survive any such termination; and (b) for Liability for any willful breach of this Agreement; and (c) Seller shall immediately pay $3,750,000.00 in cash or in certified funds to Purchaser upon termination of this Agreement pursuant to Section 9.1(d) above.

                                  ARTICLE 10.
                                 MISCELLANEOUS

       10.1 CONFIDENTIALITY. Purchaser and Seller and Seller's Shareholder and their respective representatives agree to keep and maintain the terms of the transaction contemplated by this Agreement confidential. Purchaser and Seller and Seller's Shareholder and their respective representatives will treat and hold as confidential any and all information, materials, data and documents in all forms (whether written or otherwise) relating to the Excluded Assets and the businesses associated therewith and/or the Election Business and the Purchased Assets ("Confidential Information"). Purchaser and Seller and Seller's Shareholder and their respective representatives shall refrain from using any such Confidential Information in any manner or for any purpose not in connection with this Agreement or in any manner or for any purpose detrimental to the business of the other party or any party's interest, and shall upon consummation of the transactions contemplated by this Agreement deliver promptly to the applicable party or destroy, at the request and option of such party, all tangible embodiments (including computer records) of such Confidential Information which are in its possession (except that Confidential Information regarding the Election Business and the Purchased Assets shall become the Confidential Information relating to Purchaser as of the Closing). In the event that any party hereto is requested or required (by oral question or request for information for documents in any legal proceeding, interrogatories, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, said party shall notify the other party hereto promptly of the request or requirement so that the nondisclosing party may seek an appropriate protective order or waive compliance with the provisions of this
Section 10.1. If, in the absence of a protective order or the receipt of a waiver hereunder, any party hereto is, on the advice of counsel, compelled to disclose any Confidential Information to any Authority or else stand liable for contempt, that said party may disclose the Confidential Information to the Authority; provided, however, that the disclosing party shall use its reasonable efforts to obtain, at the reasonable request of the nondisclosing party, an order or such assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as the nondisclosing party shall designate. The foregoing provisions of this Section
10.1 shall not apply to any information which (a) was already known to any party hereto when such information was received from the other; (b) was already available to the general public at the time of such receipt; (c) subsequently becomes known to the general public through no fault or admission by any party hereto; (d) is subsequently disclosed by a third party which has the bona fide right to make such disclosure; or (e) is required to be disclosed by law, or by any Authority or for which disclosure to an Authority is appropriate in the conduct of business.

       10.2   PUBLICITY.    No publicity release or announcement or other
disclosure to third parties other than the parties' respective legal, financial, and accounting advisors and consultants, shareholders, directors and officers, concerning this Agreement or the transactions contemplated hereby shall be issued by any party hereto without prior consent to the form and substance thereof by Purchaser (in the case of any proposed release or announcement by Seller and/or Seller's Shareholder) or Seller (in the case of any proposed release or announcement by Purchaser). Notwithstanding the foregoing, in the event any such press release or announcement is required by law to be made by the party proposing to issue the same, such party shall use its best efforts to consult in good faith with the other party prior to the issuance of any such press release or announcement but shall otherwise be entitled to perform its obligations under applicable law.

       10.3   EXPENSES.   Each of the parties hereto shall pay all costs and
expenses incurred or to be incurred by them in the negotiation and preparation of this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

       10.4   BROKERS.   Except for the engagement of McCarthy & Co. by
Purchaser, each of the parties hereto represent and warrant that there are no brokers or finders known to them to be involved with this transaction and none of them has made any agreement or taken any other action which might cause any Person to become entitled to a broker's or finder's fee or commission as a result of this transaction.

       10.5   COSTS.    If any legal action or any arbitration or other
proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in such action or proceeding, in addition to any other relief to which it or they may be entitled.

       10.6   OTHER PROSPECTIVE PURCHASERS.   Purchaser shall not incur any
Liability in connection with the transactions contemplated by this Agreement to any other Person with whom Seller and/or Seller's Shareholder, or their agents or representatives, have had negotiations or discussions regarding any potential merger, exchange of capital stock or other business combination involving

Seller or any proposal or offer to acquire in any manner a substantial equity interest in Seller or a substantial portion of the assets of Seller, including, but not limited to, any of the Purchased Assets.

       10.7   BULK SALES.   Notwithstanding anything to the contrary contained
herein, Seller need not take any action under Article 6 or Article 6A of the Uniform Commercial Code (Bulk Transfers) as in effect in any jurisdiction, or any other applicable bulk sales law. Seller and Seller's Shareholder shall jointly and severally indemnify and hold Purchaser harmless from all claims of creditors resulting from such noncompliance.

       10.8   NOTICES.   All notices, consents, requests, instructions,
approvals, demands and other communications provided for herein shall be validly given, made or served if in writing and delivered personally by hand or by prepaid overnight courier service. Each such notice, consent, request, instruction, approval, demand or other communication shall be effective if delivered personally by hand or by overnight courier service, when delivered at the address specified in this Section 10.8 against receipt.

       Addresses for notices (unless and until written notice is given of any other address):

       If to Purchaser:

              American Information Systems, Inc.
              11208 John Galt Blvd.
              Omaha, NE  68137
              Attention:  President

       with a copy to:

              Koley, Jessen, Daubman & Rupiper, P.C.
              One Pacific Place, Suite 800
              1125 South 103 Street
              Omaha, NE 68124
              Attention:  Michael M. Hupp

       If to Seller or Seller's Shareholder:

              BRC Holdings, Inc.
              1111 West Mockingbird, 15th Floor
              Dallas, TX  75247
              Attention: Chief Executive Officer

       with a copy to:

              Arter & Hadden
              1717 Main Street, Suite 4100
              Dallas, TX 75201
              Attention: Jeffrey M. Sone

       10.9   HEADINGS.   The headings preceding the text of the sections
hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

       10.10  ENTIRE AGREEMENT.   This Agreement, together with the schedules
and exhibits attached hereto, or specifically referenced herein, each of which are made a part of this Agreement by this reference, constitutes the entire understanding of the parties, supersedes any prior agreements or understandings, written or oral, between the parties with respect to the
subject matter hereof.   No supplement, modification or amendment of this
Agreement shall be binding unless executed in writing by all of the parties
hereto.   No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar,
nor shall any waiver constitute a continuing waiver.   No waiver shall be
binding unless executed in writing by the party making the waiver.

       10.11  RIGHTS OF PARTIES.   Nothing in this Agreement, whether express
or implied, is intended to confer any benefit, right or remedy under or by reason of this Agreement on any Persons other than the parties to this Agreement and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or Liability of any other Persons to any party to this Agreement, nor shall any provision give any other Persons any right of subrogation or action over or against any party to this Agreement.

       10.12  SUCCESSION AND ASSIGNMENT.   This Agreement shall be binding upon
and inure to the benefit of the parties named herein and their respective representatives, successors and permitted assigns. None of the parties hereto may assign either this Agreement or any of the rights, interests or obligations hereunder without the prior written approval of the other parties; provided, however, that Purchaser may assign any or all of its rights and interests hereunder to one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder).

       10.13  GOVERNING LAW.   This Agreement shall be governed by and
construed in accordance with the laws of the State of Delaware.

       10.14   COUNTERPARTS.    This Agreement may be executed in two or more
counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

       10.15 SEVERABILITY. In the event any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement and any other application thereof shall not in any way be affected or impaired thereby.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                           AMERICAN INFORMATION SYSTEMS, INC.,
                                           a Delaware corporation


                                           By: /s/ Michael R. McCarthy
                                           Its: Chairman

                                           BUSINESS RECORDS CORPORATION,
                                           a Delaware corporation


                                           By: /s/ Thomas E. Kiraly
                                           Its: Chief Financial Officer

                                           BRC HOLDINGS, INC.,
                                           a Delaware corporation


                                           By: /s/ Thomas E. Kiraly
                                           Its: Chief Financial Officer


                                           McCARTHY GROUP, INC., a Nebraska
                                           corporation
                                           (With regard to the specific
                                           covenants of the Majority
                                           Stockholders set forth herein)


                                           By: /s/ Michael R. McCarthy
                                           Its: Chairman

                                           WORLD INVESTMENTS, INC., a Nebraska
                                           corporation
                                           (With regard to the specific
                                           covenants of the Majority
                                           Stockholders set forth herein)


                                           By: /s/ William E. Conley
                                           Its: President

                                           AIS INVESTORS, INC., a Nebraska
                                           corporation
                                            (With regard to the specific
                                           covenants of said party set forth
                                           herein)


                                           By: /s/ Michael R. McCarthy
                                           Its:  President

                         LIST OF SCHEDULES AND EXHIBITS

Schedule 1.1(uuu)      Products
Schedule 2.1(a)        Equipment
Schedule 2.1(c)        Trade Names
Schedule 2.1(e)        Equipment Leases
Schedule 2.1(f)        Owned Real Property
Schedule 2.1(g)        Leased Real Property
Schedule 2.1(h)        Contracts With Hardware Payment Component
Schedule 2.1(q)        Loan Receivables to Employees
Schedule 2.2(d)        Obligations Due from Third Parties
Schedule 2.2(m)        Excluded Property
Schedule 2.2(o)        Op-Scan Assets
Schedule 2.4(c)        Material Contract Consents
Schedule 2.6           Retained Liabilities
Schedule 2.7(c)        Allocation of Purchase Price
Schedule 3.1           Qualification Jurisdictions of Election Division
Schedule 3.2           Seller's and Seller's Shareholder's Authority and
                       Enforceability
Schedule 3.6           Election Business Financial Statements
Schedule 3.7           Changes in the Election Division
Schedule 3.9           Seller's and Seller's Shareholder's Litigation and
                       Claims
Schedule 3.10          Seller's and Seller's Shareholder's Legal Compliance
Schedule 3.11(b)       Exceptions to Leased Real Property
Schedule 3.12          Seller's and Seller's Shareholder's Environmental
                       Matters
Schedule 3.13          Seller's and Seller's Shareholder's Intellectual
Property
Schedule 3.15          Seller's and Seller's Shareholder's Pledged Inventory
Schedule 3.16          Seller's and Seller's Shareholder's Employees
Schedule 3.17          Seller's and Seller's Shareholder's Employee Benefits
Schedule 3.18          Seller's and Seller's Shareholder's Customers and
                       Suppliers
Schedule 3.19          Sales Representatives, Dealers and Distributors
Schedule 3.20          Material Contracts of Election Division
Schedule 3.21          Seller's and Seller's Shareholder's Insurance Policies
Schedule 3.22          Seller's and Seller's Shareholder's Products
                       Liability/Warranty
Schedule 3.23          Note and Accounts Receivable of the Election Business
Schedule 4.1           Qualified Jurisdictions of Purchaser
Schedule 4.2           Purchaser's Authority and Enforceability
Schedule 4.4           Purchaser's Subsidiaries
Schedule 4.9           Purchaser's Litigation and Claims
Schedule 4.10          Purchaser's Legal Compliance
Schedule 4.11          Purchaser's Environmental Matters
Schedule 4.14          Purchaser's Pledged Inventory
Schedule 4.15          Purchaser's Employees





Exhibit 1.1(hhhh)      Sequoia Agreement
Exhibit 1.1(iiii)      Sequoia License Agreement

Exhibit 2.7(a)         Note
Exhibit 2.7(b)         Collateral Agreements
Exhibit 6.6            Noncompetition, Noninterference and Confidentiality
                       Agreement
Exhibit 6.7            BRC License Agreement
Exhibit 6.15           Operating Agreement
Exhibit 6.16           Sales Representative Agreement
Exhibit 7.1(m)         Opinion of Seller's Counsel
Exhibit 7.2(l)         Opinion of Purchaser's Counsel

                                                                    EXHIBIT 10.2

                            ASSET PURCHASE AGREEMENT

       THIS AGREEMENT ("Agreement") is made and entered into as of the 18th day of November, 1997, by and among Smurfit Packaging Corporation d/b/a Sequoia Pacific Systems, a Delaware corporation ("Purchaser"), Business Records Corporation, a Delaware corporation ("Seller") and BRC Holdings, Inc., a Delaware corporation and parent corporation of Seller ("Seller's Shareholder").

                             W I T N E S S E T H :

       WHEREAS, among other businesses, Seller is engaged in the business (the "Election Business") of selling products and services to governmental election jurisdictions for use in conducting elections for public office;

       WHEREAS, Purchaser desires to purchase certain assets of Seller's Election Business, subject only to certain Liabilities of Seller to be assumed by Purchaser, and Seller desires to transfer such assets to Purchaser in return for the consideration specified and on the terms and subject to the conditions set forth in this Agreement; and

       WHEREAS, as a condition to purchasing certain assets of Seller's Election Business, Purchaser shall require that it be qualified as a printer of ballots for Seller's Op-Scan Equipment and that it be able to sell or license certain of such assets to a third party purchaser concurrently with the closing of the sale under this Agreement.

       NOW, THEREFORE, in consideration of the premises and mutual promises herein made and the representations, warranties and covenants herein contained, and intending to be legally bound, the parties hereto agree as follows.

                                   ARTICLE 1.
                                  DEFINITIONS

       1.1    CERTAIN DEFINITIONS.   As used in this Agreement, the following
terms shall have the respective meanings ascribed to them in this Section:

              (a) "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, claims, injunctions, judgments, orders, decrees, damages, penalties, costs, amounts paid in settlement and fees, including court costs and reasonable attorneys' fees and expenses, but excluding incidental, punitive and consequential damages, even if notice of same has been delivered.

              (b) "Affiliate" of any Person means any Person, directly or indirectly controlling, controlled by or under common control with such Person.

              (c) "AIS" means American Information Systems, Inc., a Delaware corporation.

              (d)    "AIS License Agreement" has the meaning specified in
       Section 6.4.

              (e)    "Assumed Liabilities" has the meaning specified in Section
       2.5.





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